                               QUARTERLY BULLETIN

                                   MARCH 2007

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                               QUARTERLY BULLETIN

                                   MARCH 2007

                                     No 243

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South African Reserve Bank
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(C) South African Reserve Bank

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     The Head: Research Department
     South African Reserve Bank
     P O Box 427
     Pretoria 0001
     Tel. 27-12-3133668/3944

                                                                  ISSN 0038-2620

http://www.reservebank.co.za/quarterlybulletin

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                                                   Quarterly Bulletin March 2007

                                                      South African Reserve Bank
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CONTENTS

QUARTERLY ECONOMIC REVIEW

STATEMENTS ISSUED BY MR T T MBOWENI, GOVERNOR OF THE SOUTH AFRICAN
RESERVE BANK

Statement of the Monetary Policy Committee 7 December 2006 ........      53

Statement of the Monetary Policy Committee 15 February 2007 .......      57

NOTE

Note on flow of funds in South Africa's national financial
accounts for the year 2005 ........................................      61

NOTES TO TABLES....................................................      78

STATISTICAL TABLES

Contents ..........................................................     S-0
Key information ...................................................   S-142

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Quarterly Bulletin March 2007

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QUARTERLY ECONOMIC REVIEW

INTRODUCTION

In 2006 the world economy recorded its third successive year of real growth at a rate approximating 5 per cent, while on the African continent real growth hovered around 5 1/2 per cent for the third year in succession. In both instances it was the first time in at least a quarter of a century that growth had progressed at such a firm pace for such an extended period. Under these circumstances commodity prices remained strong and, in some instances, reached record highs in 2006. Nevertheless, world inflation remained subdued, partly on account of a general tightening of monetary policy.

In South Africa the economy also exhibited exceptional momentum with real gross domestic product increasing at a rate of 5 per cent in 2006, broadly in keeping with the growth rates in the preceding two years. Average growth over three successive years at this pace was previously observed from 1979 to 1981.
Annualised growth accelerated from 4 1/2 per cent in the third quarter of 2006 to 5 1/2 per cent in the final quarter on account of an improvement in growth in all the main sectors of the economy.

In the fourth quarter of 2006 agricultural production contracted at a slower pace than before. At the same time growth in the real value added by the mining sector was bolstered by the strongly rising production of platinum group metals and, to a lesser extent, diamonds. Manufacturing recorded vibrant growth in the fourth quarter, with most subsectors expanding output. Production of petroleum, chemicals, rubber and plastic products in particular rebounded, following a contraction in the preceding quarter. The construction sector experienced a surge in non-residential building activity and a further increase in residential construction in the fourth quarter of 2006. In the tertiary sector most subsectors posted sturdy growth over this period.

The robust growth in domestic production in the fourth quarter of 2006 was accompanied by exceptionally buoyant domestic expenditure. All the expenditure components contributed to a marked acceleration of real domestic expenditure in the final quarter of 2006, but the main growth impetus was provided by a turnaround in real final consumption expenditure by general government and a surge in inventory accumulation which partly reflected high oil imports during the quarter. Nevertheless, real gross fixed capital formation also gained further momentum in the fourth quarter of 2006 due to continued growth in real capital outlays across all institutional sectors - private business enterprises, public corporations and general government.

Growth in real consumption expenditure by households accelerated marginally in the fourth quarter of 2006, supported by a further increase in real household income. Along with households' acquisition of residences which pushed up mortgage borrowing, this was reflected in yet further increases in the ratio of household debt to disposable income. With both a higher level of indebtedness and higher interest rates, the ratio of household debt service cost to disposable income also rose significantly in the second half of 2006, but nevertheless remained far below its record levels of 1998 in view of the generally much lower level of nominal interest rates which has been established in recent years.

Throughout 2006 imports continued to exceed exports by a considerable margin.
This brought the deficit for the year to 6,4 per cent of gross domestic product
- a magnitude previously observed in 1981. However, the imports of capital goods contributed to the

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Quarterly Bulletin March 2007                                                  1

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expansion of capacity and easing of bottlenecks which in time will support export growth, while the financial inflows on the balance of payments again exceeded the shortfall on the current account throughout 2006. The ease with which the current-account deficit was financed extended to the final quarter of the year, when strong capital formation and exceptionally high oil imports led to a deficit on the current account of the balance of payments equal to 7,8 per cent of gross domestic product. Had oil imports in the fourth quarter of 2006 progressed at their normal pace, the deficit ratio would have been reduced by more than 2 percentage points.

Portfolio flows into South Africa constituted the most important component of these financing transactions, with share investment significantly ahead of bond investment in the first half of the year and broadly equal contributions from these two sources in the second half. Despite a sizeable foreign direct investment outflow in the fourth quarter of 2006 as a non-resident direct investor sold its equity stake in a domestic gold-mining company to a South
African entity, inflows dominated the financial account of the balance of payments throughout the year. This allowed the South African Reserve Bank (the
Bank) to accumulate net foreign reserves in each quarter of 2006, a process which continued in the first 2 1/2 months of 2007.

Reflecting the improved growth picture, employment rose during the year to
September 2006. Adjusted for productivity gains, increases in average salaries and wages per worker as well as wage settlements in 2006 remained consistent with the inflation target. The significant depreciation of the external value of the rand from May 2006 and the vicissitude of the prices of oil and food nevertheless, on balance, added to the inflation momentum in the course of the past year. Twelve-month inflation in production prices rose as high as 10 per cent towards the end of 2006. The targeted CPIX measure of inflation also accelerated significantly during the past year but remained within the target range, its highest level of 5,3 per cent being recorded in January 2007. The curbing of inflation benefited from the action taken by the Monetary Policy
Committee which, mindful of the increased inflation risks which were weighed to the upside, raised the repurchase rate by 50 basis points at each of its four successive meetings from June to December 2006.

Money supply growth maintained strong momentum throughout 2006 and in January
2007, reflecting vigorous expenditure, strong income growth, buoyant turnover in the financial markets and positive wealth effects. Corporate-sector deposits with the banking system continued to rise considerably more briskly than those of the household sector during this period. Banks' loans and advances extended to the private sector also rose at a robust pace throughout the past year despite the increases in lending rates from June 2006. The sluggishness of the response to higher interest rates partly reflected the relatively low level of debt servicing costs, rising income and employment, high consumer and business confidence, and strong balance sheets. Mortgage advances accounted for roughly half of the increase in bank loans and advances over the past year. During 2006 bank advances to the corporate sector rose more strongly than those to the household sector, possibly reflecting the acceleration in capital expenditure by the former sector.

In the bond market the yield curve became downward sloping during the fourth quarter of 2006 as short-term rates were influenced by the successive increases in the repurchase rate. The inversion of the yield curve was also characterised by declining yields for longer maturities, related to a projected lower overall supply of bonds and expectations that inflation would remain well contained over the longer term. The subdued supply of bonds originated in the public sector, reflecting the strong fiscal position of the national government. At the same time the private sector expanded its issues of bonds, partly in the form of securitisation by banks.

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Share prices, on balance, again recorded strong gains in 2006, despite a setback in May and June. The upward momentum of the South African share market was sustained in early 2007, but prices receded somewhat from 27 February in sympathy with developments in international equity markets. With global share prices at relatively high levels, a retraction was triggered by a sharp decline in Chinese share prices.

                                  SHARE PRICES

                                [GRAPHIC OMITTED]

In the past year house prices continued to rise at a rate well above that of consumer prices, strengthening household balance sheets and adding to consumer confidence. There were tentative indications of a moderate reacceleration of house prices in recent months.

The 2007 Budget, which was presented to Parliament on 21 February, provided for the first main budget surplus ever in South African history - in fact, budget surpluses are anticipated in both fiscal 2006/07 and 2007/08, reverting to small deficits in the subsequent two years. Lower inflation and lower interest rates contributed to lower debt service cost, and along with briskly rising tax revenue created room for increased spending on health, education, economic infrastructure and other growth-enhancing areas. At the same time the government's social safety net already involved regular payments benefiting almost 12 million recipients.

The tax proposals in the 2007 Budget were aimed at encouraging long-term saving, and included the abolishment of the tax on interest and rental income of retirement funds. The introduction of a broad-based social security framework over the period 2007 to 2010 was also proposed to enhance households' income security, reduce their vulnerability and contribute towards savings.

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DOMESTIC ECONOMIC DEVELOPMENTS

Domestic output(1)

The South African economy expanded further in the fourth quarter of 2006 as growth in real gross domestic product increased from a revised annualised rate of 4 1/2 per cent growth in the third quarter of 2006 to 5 1/2 per cent in the fourth quarter. The acceleration in aggregate economic growth in the fourth quarter of 2006 resulted from improved growth in the real value added by all the main sectors of the economy. Subsequent to six consecutive quarters of negative growth, real output in the primary sector also increased in the final quarter of
2006. For 2006 as a whole, real gross domestic product increased at a rate of 5 per cent, broadly in keeping with the growth rates in the preceding two years.

                          REAL GROSS DOMESTIC PRODUCT

                                [GRAPHIC OMITTED]

In the primary sector, real value added declined by 4 1/2 per cent in 2006 after an increase of 3 per cent was recorded in 2005. This reversal was mainly due to a sizeable contraction in the real value added by the agricultural sector in
2006. On a quarterly basis real production in the primary sector increased at a rate of 1 per cent in the fourth quarter of 2006 after having declined at a revised annualised rate of 4 per cent in the third quarter. This was the net result of an increase in the real value added by the mining sector, which more than neutralised the decline registered in agricultural output in the fourth quarter of 2006.

The rate of decline in real value added by the agricultural sector slowed from a revised 15 per cent in the third quarter of 2006 to 8 1/2 per cent in the fourth quarter, reflecting a

(1)  The quarter-to-quarter growth rates referred to in this section are based on seasonally adjusted data.

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continued decline in the production of field crops, despite an improvement in the wheat crop during the fourth quarter. This more than offset the higher production of livestock. Consequently, the real value added by the agricultural sector, which increased by 4 per cent in 2005, declined by 13 per cent in 2006 as a whole.

REAL GROSS DOMESTIC PRODUCT
Percentage change at seasonally adjusted annualised rates

------------------------------------------------------------------------------------------------------------
                                             2005                                 2006
                            --------------------------------------------------------------------------------
Sectors                     1st qr  2nd qr  3rd qr  4th qr   Year  1st qr   2nd qr   3rd qr  4th qr    Year
                            --------------------------------------------------------------------------------

Primary sector ...........  10 1/4    -1/2  0         -1/4  3       -9 1/2  -7 1/4   -4       1       -4 1/2
   Agriculture ...........  -2      -1 1/4    1/2    1      4      -18 3/4  -30     -15      -8 1/2  -13
   Mining ................  16       0       -1/2     -3/4  2 1/2   -5 1/2   3 1/2      1/4   4 1/2     -3/4
Secondary sector .........   2      10 1/4  6        3      5 1/2    4 3/4   7 1/4    5 1/2   8 1/2    5 3/4
   Manufacturing .........     3/4  11      6        1 1/2  5        3 1/4   6 1/4    4 3/4   8 1/4    4 3/4
Tertiary sector ..........   5 1/2   4 1/4  5 1/2    5 3/4  5 1/4    7 1/4   6 1/4    4 3/4   5 1/4    6
Non-agricultural sector ..   5 1/4   5 1/2  5 1/4    4 1/2  5 1/4    5 3/4   6 1/4    4 3/4   6        5 1/2
TOTAL ....................   4 3/4   5 1/2  5        4 1/4  5        5       5 1/2    4 1/2   5 1/2    5
------------------------------------------------------------------------------------------------------------

Growth in the real value added by the mining sector accelerated from a revised annualised rate of a 1/4 per cent in the third quarter of 2006 to 4 1/2 per cent in the fourth quarter. This was mainly the result of a strong increase in real value added by platinum mining and, to a lesser extent, by diamond mining.
Platinum mining benefited from strong demand for both jewellery and industrial use, while diamond production rose alongside a recovery of demand in the international market. By contrast, gold mining declined further in the fourth quarter of 2006. Overall real production in mining registered a decline of 3/4 of a per cent in 2006 as a whole.

Having increased at an annualised rate of 5 1/2 per cent in the third quarter of 2006, the real value added by the secondary sector increased further at a rate of 8 1/2 per cent in the fourth quarter. This strong acceleration was especially due to the improved fortunes of the manufacturing sector.

The real value added by the manufacturing sector rose at an annualised rate of
4 3/4 per cent in the third quarter of 2006, surging to 8 1/4 per cent in the fourth quarter. Positive fourth-quarter growth was registered by the majority of the manufacturing subsectors. In particular, the output of the subsector that manufactures petroleum, chemical products, rubber and plastic rebounded strongly following contractions in the preceding quarter. In keeping with the resumption of production at refineries which had undergone maintenance during the third quarter, the real value added in the subsector for petroleum and chemical products recovered.

The sustained increases in real value added by the manufacturing sector throughout 2006 reflected the continued high level of business confidence and the sustained high level of domestic demand, while manufacturing exports also expanded somewhat. As a result, manufacturing experienced an increase in the utilisation of production capacity from an average of 85,5 per cent in 2005 to
86,0 per cent in 2006, and registered a record high of 86,6 per cent in the final quarter of 2006. In the calendar year 2006 the real value added by the manufacturing sector increased by 4 3/4 per cent, just below the rate of 5 per cent recorded in 2005.

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Following an increase of only 3/4 per cent in the third quarter of 2006, the growth in real value added by the sector supplying electricity, gas and water inched higher to 1 1/2 per cent in the fourth quarter. This can be ascribed to increased demand, both domestically and abroad. However, for 2006 as a whole, growth in the real value added by the sector supplying electricity, gas and water accelerated to 3 per cent compared with an increase of 2 1/2 per cent recorded in 2005.

Growth in real value added by the construction sector remained brisk, recording an annualised rate of 14 1/4 per cent in both the third and fourth quarters of
2006. These increases could mainly be attributed to a surge in the construction of non-residential buildings and a further increase in residential building activity. As a result of the sustained buoyant conditions in the construction sector, real value added by the sector increased by 13 1/4 per cent in the year
2006 as a whole, following an increase of 12 per cent in 2005.

The pace of growth in real value added by the tertiary sector increased from
4 3/4 per cent in the third quarter of 2006 to 5 1/4 per cent in the fourth quarter. The higher growth was a reflection of marginally higher or unchanged growth rates posted by all the subsectors of the tertiary sector with the exception of the trade sector. Consequently, the growth in real production of the tertiary sector rose from 5 1/4 per cent in 2005 to 6 per cent in 2006.

Growth in the real value added by the trade sector slowed from an annualised rate of 6 1/4 per cent in the third quarter of 2006 to 5 1/2 per cent in the fourth quarter reflecting slower output growth in the wholesale and retail sectors. By contrast, growth in real value added by the motor trade subsector accelerated over the period. The real value added by the trade sector as a whole in 2006 increased by 6 3/4 per cent, marginally higher than the rate of 6 1/2 per cent attained in 2005.

The real value added by the transport, storage and communication sector increased further at an annualised rate of 5 1/2 per cent in the third and fourth quarters of 2006. During the fourth quarter, a brisk increase in especially road transport comfortably offset slower growth in real value added by air transport. In the communication sector, the mainstay of activity remained cellular phone communication where increased competition and number portability probably supported real output. As a result of these developments, the real value added by the transport, storage and communication sector rose by 5 1/2 per cent in 2006, the same rate attained for the year 2005.

With quarter-to-quarter growth rates ranging between 5 per cent and 14 per cent in 2006, annual growth in real value added by the finance, insurance, real-estate and business services sector amounted to a robust 8 1/4 per cent for the year 2006, a rate previously attained in 2004. The solid performance in 2006 was underpinned by lively activity of banks, securities dealers as well as the business services sector. The exceptionally high trading volumes on the JSE
Limited (JSE) during the past year boosted the real value added by securities dealers. The strong demand in the economy along with the buoyancy in the real-estate market provided a fillip to banks' output.

The real value added by general government increased at an annualised rate of 3
1/2 per cent in the fourth quarter of 2006, and for the year as a whole rose by
3 1/4 per cent compared with 3 1/2 per cent in 2005. The increase in the real output of general

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government mainly reflected an expansion of the staff complement of general government as it strived to meet its service delivery obligations.

Real gross national income increased by 5 1/4 per cent in 2005 and 6 1/4 per cent in 2006. These increases could mainly be attributed to rising real output, but were augmented by an improvement in South Africa's terms of trade from 2005 to 2006 which more than offset an increase in net primary income payments to the rest of the world over the period.

DOMESTIC EXPENDITURE

Growth in aggregate real gross domestic expenditure accelerated from an annualised rate of 1 1/2 per cent in the third quarter of 2006 to 12 1/4 per cent in the fourth quarter. All the expenditure components contributed to this acceleration, but it was especially due to a turnaround in real final consumption expenditure by general government and strong inventory accumulation, partly reflecting a surge in oil imports during the fourth quarter. For the calendar year 2006, aggregate real gross domestic expenditure increased by 8 3/4 per cent compared with an increase of 6 per cent in 2005.

REAL GROSS DOMESTIC EXPENDITURE
Percentage change at seasonally adjusted annualised rates

---------------------------------------------------------------------------------------------------------------
                                                    2005                                   2006
                                  -----------------------------------------------------------------------------
Components                        1st qr  2nd qr  3rd qr  4th qr  Year   1st qr  2nd qr  3rd qr  4th qr   Year
                                  -----------------------------------------------------------------------------

Final consumption expenditure:
   Households ..................   6       5 3/4   6       6      6 1/2   8 1/4   8       7 1/2   7 3/4   7 1/4
   General government ..........     1/4   5 3/4   5 3/4  15      5 1/4  -3 1/4  15 3/4  -4 1/4   4 3/4   5 1/2
Gross fixed capital formation ..   9 1/2   8 3/4  11 1/4  11 1/2  9 1/2  14 1/4  12 1/2  14 1/4  16 1/2  12 3/4
Change in inventories
(R billions)* ..................    12,3     7,4    13,5     2,0    8,8    15,9    16,3     9,0    21,8    15,8
GROSS DOMESTIC EXPENDITURE .....   6 3/4   5 1/2   8       6      6      15       9       1 1/2  12 1/4   8 3/4
---------------------------------------------------------------------------------------------------------------

*    At constant 2000 prices

Real final consumption expenditure by households increased at an annualised rate of 7 3/4 per cent in the fourth quarter of 2006 compared with a rate of 7 1/2 per cent in the third quarter. The sustained robust expansion in household spending was broad based and proceeded at a roughly similar pace in all the spending categories. The annual growth in real final consumption expenditure by households amounted to 7 1/4 per cent in 2006 compared with a rate of 6 1/2 per cent recorded in 2005.

Growth in real household expenditure on durable goods accelerated from an annualised rate of 7 per cent in the third quarter of 2006 to 8 1/2 per cent in the fourth quarter, buoyed by spending on recreational and entertainment goods.
Real outlays on furniture, household appliances and medical equipment, however, slowed in the fourth quarter.

Growth in real household expenditure on semi-durable goods decelerated from a brisk 24 per cent in the third quarter of 2006 to 8 per cent in the fourth quarter. This was due to slower spending growth in all categories of semi-durable goods.

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Real household expenditure on non-durable goods picked up, its growth rate accelerating from 3 1/4 per cent in the third quarter of 2006 to 6 1/2 per cent in the fourth quarter. Slower growth in the subsectors food, beverages and tobacco and household consumer goods was offset by stronger spending on household fuel and power, medical and pharmaceutical products and petroleum products.

REAL FINAL CONSUMPTION EXPENDITURE BY HOUSEHOLDS
Percentage change at seasonally adjusted annualised rates

----------------------------------------------------------------------------------------------------
                                      2005                                2006
                      ------------------------------------------------------------------------------
Components            1st qr  2nd qr  3rd qr  4th qr  Year    1st qr  2nd qr  3rd qr  4th qr  Year
                      ------------------------------------------------------------------------------

Durable goods ......  15 1/2  17 1/4  10 1/4  24      18 3/4  19 3/4  13       7       8 1/2  15 1/2
Semi-durable goods..  19 1/4  12 3/4  16       8      16 1/2  23 3/4  26 1/2  24       8      18 1/2
Non-durable goods...   3 1/4   4 1/4   4 1/4   4 3/4   4 3/4   4       6 3/4   3 1/4   6 1/2   4 3/4
Services ...........   2 1/2   2 1/4   3 1/4   2 1/4   2 1/2   4       1 3/4   6       8 3/4   3 1/2
TOTAL ..............   6       5 3/4   6       6       6 1/2   8 1/4   8       7 1/2   7 3/4   7 1/4
----------------------------------------------------------------------------------------------------

Real disposable income of households increased in the fourth quarter of 2006, albeit at a slower rate than in the third quarter. The moderation in growth could partly be ascribed to lower farm income recorded over this period. The level of indebtedness of households also increased at a slower pace in the fourth quarter of 2006 due to a slowdown in mortgage advances during this period. However, household debt as a percentage of household disposable income increased further from 73 per cent in the third quarter of 2006 to a new high of
73 3/4 per cent in the fourth quarter.

Real final consumption expenditure by general government increased at a rate of
4 3/4 per cent in the fourth quarter of 2006, recovering from a broadly similar rate of decline in the third quarter. The strong increase reflected expenditure on goods and non-wage services. Real expenditure on compensation of employees by government continued at annualised rates of between 3 and 4 per cent in the third and fourth quarters of 2006. Consequently, real final consumption expenditure by general government as a ratio of gross domestic product edged higher from 19 per cent in the third quarter of 2006 to 19 1/4 per cent in the fourth quarter.

Annualised growth in real gross fixed capital formation accelerated from 14 1/4 per cent in the third quarter of 2006 to 16 1/2 per cent in the fourth quarter.
The increase in the fourth quarter could be attributed to continued growth in real capital outlays across all institutional sectors - private business enterprises, public corporations and the general government. This lifted the ratio of gross fixed capital formation to gross domestic product from 18 1/2 per cent in the third quarter of 2006 to 19 1/4 per cent in the fourth quarter.

Real gross fixed capital formation in the private sector expanded at annualised rates of 13 per cent in the third quarter of 2006 and 13 1/2 per cent in the fourth quarter. The latter increase could be attributed to strongly rising real capital outlays by the mining, manufacturing, construction and commerce sectors.
Projects to expand mining production continued, notably in the mining of iron ore. As illustrated in the graph at the bottom of page 9, real fixed capital formation in the manufacturing sector continued to rise as manufacturers experienced high rates of capacity utilisation and prepared for further demand pressures arising from the planned infrastructural

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                COMPONENTS OF REAL GROSS FIXED CAPITAL FORMATION

                                [GRAPHIC OMITTED]

investment. This expansion was evident in rising capital outlays on machinery and equipment. Although the growth in the residential property market was tapering off, the construction sector benefited from strong demand for offices, industrial buildings and retail shopping facilities.

        FIXED CAPITAL FORMATION AND CAPACITY UTILISATION IN MANUFACTURING

                                [GRAPHIC OMITTED]

Public corporations stepped up spending on electricity and transport infrastructure. The growth in real gross fixed capital formation by public corporations increased from an annualised rate of 24 1/2 per cent in the third quarter of 2006 to 40 3/4 per cent in the fourth quarter. The electricity sector increased real capital outlays, especially to upgrade the capacity of the distribution network. The transport sector increased investment to

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replace rolling stock. In addition, capital expenditure was stepped up at several airports to accommodate the rising numbers of travellers.

Gross fixed capital formation by general government increased in the fourth quarter of 2006 at an annualised rate of 13 per cent, compared with an increase of 11 1/2 per cent recorded in the third quarter of 2006. All the tiers of government increased their real capital investment, gearing up to address infrastructure backlogs.

Estimates indicate that annualised real inventory accumulation increased sharply from R9,0 billion in the third quarter of 2006 to R21,8 billion in the fourth quarter. Most inventory investment occurred in the manufacturing sector, where imports of oil rose substantially to replenish low levels which had arisen due to maintenance work on refineries during the third quarter of 2006. Accordingly, real inventories contributed 4 1/4 percentage points to growth in real gross domestic expenditure in the fourth quarter of 2006, which compared favourably to the 2 1/2 percentage points that the change in inventories subtracted from growth in the third quarter of 2006.

FACTOR INCOME

The growth over one year in total nominal factor income inched higher from 13
1/2 per cent in the third quarter of 2006 to 13 3/4 per cent in the fourth quarter. The firmer increase was the net result of an acceleration in the gross operating surpluses of business enterprises which more than offset a minor slowdown recorded in the compensation of employees over the period. Total factor income increased by 12 per cent in 2006 compared with 9 per cent in 2005. This increase can be attributed to stronger growth recorded in the gross operating surpluses of businesses underpinned by sustained increases in nominal compensation of employees.

The year-on-year rate of growth in compensation of employees decreased marginally from 9 1/2 per cent in the third quarter of 2006 to 9 1/4 per cent in the fourth quarter. The rate of growth in compensation of employees slowed from
10 per cent in 2003 to 8 1/4 per cent in 2005, but this was reversed in 2006 when the growth rate edged up to 9 per cent. Higher wage settlements, an overall increase in employment levels and upward pressure on wages due to the scarcity of specialised skills contributed to the higher annual increase in remuneration of employees in 2006.

Following the brisk real economic growth throughout 2006, the growth in the gross operating surplus of business enterprises, measured over four quarters, increased from 17 per cent in the third quarter of 2006 to 18 3/4 per cent in the fourth quarter. All the major sectors, with the exception of the transport, storage and communication, and mining sectors, contributed to the improvement in aggregate gross operating surpluses. The annual growth in total gross operating surplus amounted to 15 1/4 per cent in 2006 compared with 10 per cent in 2005.
Consequently, the share of gross operating surplus in total factor income increased from 49 1/4 per cent in 2005 to 50 1/2 per cent in 2006.

GROSS SAVING

The ratio of gross saving to gross domestic product declined abruptly from 14
1/4 per cent in the third quarter of 2006 to 13 3/4 per cent in the fourth quarter. This deterioration of the national saving ratio brought the annual saving ratio to a historical low of 14 per

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10                                                 Quarterly Bulletin March 2007

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              GROSS SAVING AS PERCENTAGE OF GROSS DOMESTIC PRODUCT

                                [GRAPHIC OMITTED]

cent in 2006. The dependence on foreign capital to finance gross capital formation increased substantially from about 21 per cent in 2005 to almost 32 per cent in 2006.

Gross saving of the corporate sector as a percentage of gross domestic product declined from 10 1/4 per cent in the third quarter of 2006 to 10 per cent in the fourth quarter. Likewise, the annual corporate saving ratio declined from 11 per cent in 2005 to 10 1/4 per cent in 2006. Notwithstanding the strong and sustained improvements in the gross operating surpluses of companies, higher dividends, tax and interest payments resulted in a declining level of corporate saving.

The financial position of general government continued to strengthen in 2006.
The gross saving by general government as a percentage of gross domestic product recovered to 1 1/2 per cent in 2005 and further to 2 1/4 per cent in 2006. The strengthening in the saving ratio was due to strong and sustained increases in current income from taxes, which exceeded increases in government's recurrent expenditure.

The gross saving ratio of the household sector declined from 1 3/4 per cent in
2005 to 1 1/2 per cent in 2006, reflecting a sustained strong propensity to consume. After allowing for depreciation, the household sector's consumption exceeded its income in the calendar year 2006, resulting in the first ever net negative saving by the household sector for a full year. Simultaneously, the household sector debt relative to disposable income reached a new high of 73 3/4 per cent in the fourth quarter of 2006.

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Quarterly Bulletin March 2007                                                 11

South African Reserve Bank
--------------------------------------------------------------------------------

The household debt servicing cost of 9 per cent of disposable income in the fourth quarter remained well contained compared with the previous high of 14 1/4 per cent recorded towards the end of 1998.

                   HOUSEHOLD DEBT AND DEBT DEBT SERVICE RATIO

                                [GRAPHIC OMITTED]

EMPLOYMENT

The robust performance of the South African economy during the past three years paved the way for significant employment gains. From the most recent lower turning point in the employment cycle, i.e. the second quarter of 2003, enterprise-surveyed formal non-agricultural employment increased by around 528
000 up to the third quarter of 2006. Of this increase, 200 000 jobs were created during the year to September 2006, an increase of 2,7 per cent. Employment growth in the public sector marginally outpaced employment gains in the private sector over this four-quarter period.

According to the enterprise-based Quarterly Employment Statistics (QES) compiled by Statistics South Africa, employment growth occurred at an annualised rate of
3,9 per cent in both the private and public sector in the third quarter of 2006.
In the public sector, employment numbers surged at local government level, following five consecutive quarters of decline. Employment growth also continued
in other tiers of the public sector, albeit at a slower pace. In the private sector, the most sturdy employment increases occurred in the transport, storage and communication sector, followed by the finance, insurance, real-estate and business services sector as well as the construction sector. Employment in the manufacturing sector, however, fell slightly during this period while the electricity-generation sector suffered a more substantial loss in employment opportunities.

The latest business survey of the Bureau for Economic Research (BER) conducted in the building and construction industry indicates that the business confidence of residential contractors improved in the fourth quarter of 2006 after a slight lapse in the preceding

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12                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

quarter. By contrast, business confidence of non-residential contractors dropped marginally over the period notwithstanding an expansion in building activity levels and a further increase in the number of people employed. Indications are that widespread shortages of skilled labour prevailed in the industry, with no less than 96 per cent of respondents indicating that skilled-labour shortages constrained their business operations. The outlook for 2007 was nevertheless perceived as remaining positive, with no substantial change in business conditions being expected.

                           NON-AGRICULTURAL EMPLOYMENT

                                [GRAPHIC OMITTED]

                                [GRAPHIC OMITTED]

Business confidence in the manufacturing sector increased significantly from the third to the fourth quarter of 2006, lifting confidence levels to an eleven-year high. According to the survey conducted by the BER, production volumes increased sharply in the fourth quarter while employment growth accelerated to rates previously observed during the 1970s and 1980s. In addition, the average hours worked per factory worker also increased in the final quarter of 2006. These findings of improved job prospects in the manufacturing sector were corroborated by the employment sub-index of the Investec Purchasing Managers Index for the three-month period to February 2007. The generally favourable business conditions were expected to continue in the first quarter of 2007.

According to the National Association of Automobile Manufacturers of South
Africa (NAAMSA), employment in the South African motor manufacturing industry surged to a ten-year high in the third quarter of 2006. The number of jobs in the industry rose by 6 355, or 19,5 per cent, during the 21 months to September
2006. The increase in employment levels contributed materially to higher production levels associated with the increased domestic and foreign demand for
South African manufactured vehicles.

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Quarterly Bulletin March 2007                                                 13

South African Reserve Bank
--------------------------------------------------------------------------------

Within an environment of improved job prospects, the number of mandays lost rose from 2,3 million in 2005 to 2,9 million in 2006, according to the Wage
Settlement Survey by Andrew Levy Employment Publications (a private-sector labour consultancy). This increase in the number of mandays lost was mainly due to widespread and prolonged strike action in the transport and security sectors during the course of 2006. Despite the increase in the number of mandays lost, the incidence of industrial action during wage negotiations declined from 22,5 per cent in 2005 to 15,6 per cent in 2006. Furthermore, 76 per cent of companies reported that wage negotiations had taken place in a positive bargaining environment in 2006, compared with 60 per cent in the preceding year.

LABOUR COST AND PRODUCTIVITY

The pace of increase in nominal remuneration per worker in the formal non-agricultural sector accelerated rapidly from a year-on-year rate of 4,4 per cent in the fourth quarter of 2005 to 7,3 per cent in the first quarter of 2006 and to 8,1 per cent in the third quarter. Accelerated nominal wage growth resulted from double-digit increases in remuneration per worker in a diverse set of sectors, namely electricity generation; manufacturing; gold mining;
community, social and personal services; transport, storage and communication;
and national government departments. These increases were, however, partly offset by more subdued rates of wage growth in the non-gold mining and manufacturing sectors as well as the trade, catering and accommodation services sector.

Output growth in the economy outpaced employment gains in recent quarters, leading to an acceleration in labour productivity growth from 1,0 per cent in the year to the first quarter of 2006 to 2,6 per cent in the year to the third quarter. Notwithstanding the rise in labour productivity in recent quarters, it still fell short of the average labour productivity growth of 4,1 per cent attained in 2005. Labour productivity growth in the manufacturing sector also slowed from an average annual rate of 5,0 per cent in 2005 to year-on-year rates of around 3 per cent in the first three quarters of 2006. In contrast with the preceding two years, when labour productivity growth in the manufacturing sector clearly set the pace, recent productivity growth in manufacturing exceeded that in the formal non-agricultural sector of the economy only by a slender margin.

The rate of increases in nominal unit labour cost, i.e. the cost of labour per unit of production, accelerated meaningfully from a year-on-year rate of 3,0 per cent in the second quarter of 2006 to 5,3 per cent in the third quarter. Changes in nominal unit labour cost normally precede or coincide with changes in consumer price inflation. Growth in nominal unit labour cost in the manufacturing sector, however, slowed to a year-on-year rate of 2,5 per cent in the third quarter of 2006, mainly due to labour productivity growth which slightly exceeded remuneration growth in the sector over this period.

According to Andrew Levy Employment Publications, the average level of wage settlements in collective bargaining agreements increased marginally from 6,3 per cent in 2005 to 6,5 per cent in 2006. Settlements in 2006 ranged from 4,6 per cent to 9,7 per cent. The average minimum monthly wage per worker across all sectors over the year to December 2006 amounted to R3 065, with sector minima ranging from R1 200 in the retail sector to R6 007 in the transport sector.
Apart from these sector minima, minimum monthly wages as stipulated by governmental sectoral determinations applying to domestic and agricultural workers amounted to R1 067 from 1 December 2006 and R989 from 1 March 2007, respectively. The annual increase in the minimum monthly wage for domestic workers amounted to 7 per cent, while that for agricultural workers in the rural areas amounted to 11,8 per cent.

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14                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

                    WAGE SETTLEMENT RATES AND CPIX INFLATION

                                [GRAPHIC OMITTED]

PRICES

CPIX inflation accelerated considerably during the middle quarters of 2006, mainly as a consequence of accelerating food price inflation, rising services prices and steep increases in the international price of crude oil up to August.
The depreciation in the exchange rate of the rand added to further price pressures in the domestic economy. As a consequence, annual average CPIX inflation accelerated from 3,9 per cent in 2005 to 4,6 per cent in 2006.
Year-on-year CPIX inflation accelerated from 3,7 per cent in April 2006 to 5,0 per cent in each of the three closing months of 2006. Subsequently, this rate of increase ticked up somewhat to 5,3 per cent in January 2007, but nevertheless extended the period that it has remained within the inflation target range of between 3 and 6 per cent to almost 3 1/2 years. Concurrently, production price inflation more than doubled from an annual average rate of 3,1 per cent in 2005 to 7,7 per cent in 2006.

                                    INFLATION

                                [GRAPHIC OMITTED]

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Quarterly Bulletin March 2007                                                 15

South African Reserve Bank
--------------------------------------------------------------------------------

Driven mainly by the depreciation in the exchange rate of the rand, the annual average rate of increase in the production prices of imported goods rose from
3,6 per cent in 2005 to 7,7 per cent in 2006 - the highest rate of increase in the past four years. Year-on-year imported goods price inflation almost doubled from the opening months of 2006 to 11,3 per cent in November, but receded slightly, on balance, to 10,9 per cent in January 2007 along with a deceleration in inflation in the prices of oil and agricultural food.

When measured from quarter to quarter and expressed at an annual rate, the prices of imported goods increased by as much as 21,2 per cent in the third quarter of 2006. This rate of increase fell meaningfully to 10,1 per cent in the fourth quarter of 2006 as international crude oil prices declined over the period.

Significant increases in food prices at both the agricultural and manufactured level pushed domestically produced goods price inflation to levels previously experienced in late 2002. The annual average rate of increase in the production prices of domestically produced goods accordingly increased almost threefold from 2,9 per cent in 2005 to 7,6 per cent in 2006. When measured over twelve-month periods, domestically produced goods price inflation almost touched the double-digit level, accelerating to 9,9 per cent in October 2006. This rate of increase subsequently slowed somewhat to 9,5 per cent in the year to January
2007, as inflation in the prices of agricultural food, mining and petroleum products moderated. In fact, as white maize and wheat prices levelled out, agricultural food price inflation receded meaningfully to 12,6 per cent in the year to January 2007 from rates as high as 23,5 per cent in August 2006.
Manufactured food price inflation continued to fluctuate between 10 and 12 per cent during the five months to January 2007, after having accelerated from mundane rates of increase during the opening months of the year. The quarter-to-quarter pace of increase in domestically produced goods price inflation also decelerated considerably in the fourth quarter of 2006, especially as mineral product prices declined substantially towards the end of the year.

Resulting from these higher rates of increase in the prices of imported goods and the acceleration in domestically produced goods price inflation, all-goods production price inflation rose from 3,1 per cent in 2005 to 7,7 per cent in
2006. When measured over periods of twelve months, all-goods production prices increased by 10,0 per cent in both October and November 2006 - the highest rate of increase in 45 months. Following the moderation in inflation in the prices of petroleum and mining and quarrying products such as coal and metal ores, all-goods production price inflation, on balance, declined somewhat to 9,8 per cent in the year to January 2007.

Food-price increases contributed 0,5 percentage points to all-goods production price inflation in the twelve months to January 2007. However, even if food price inflation is disregarded, non-food production price inflation more than doubled during the nine months to January 2007, indicating that price pressures became more pervasive during the year.

Year-on-year CPIX inflation lost some of its earlier upward momentum and amounted to 5,0 per cent during the closing months of 2006, having accelerated from 3,7 per cent in April. It picked up somewhat further to 5,3 per cent in
January 2007. CPIX consumer food price inflation, which had broadly doubled from
4,3 per cent in January 2006 to 8,3 per cent in January 2007, contributed materially to the increase in CPIX inflation during the past year. In fact, when food prices are omitted from the calculation, CPIX inflation remained fairly stationary at around 4 per cent during 2006, accelerating only slightly to 4,2 per cent in January 2007.

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16                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

FOOD PRICES
Percentage change over twelve months
--------------------------------------------------------------------------------
                              Domestic production prices of food
                             -----------------------------------
                             Agricultural   Manufactured           CPIX consumer
Period                           food           food       Total    food prices
--------------------------------------------------------------------------------
2005:   Year..............       -3,3           -1,2        -2,1        2,1
2006:   Jan ..............       12,8            1,7         6,2        4,3
        Feb ..............       14,4            2,5         7,2        4,5
        Mar ..............       15,1            4,0         8,5        5,1
        Apr ..............       18,6            5,4        10,6        5,5
        May ..............       19,8            6,0        11,5        6,2
        Jun ..............       22,5            6,0        12,6        7,2
        Jul ..............       21,5            7,5        13,1        6,7
        Aug ..............       23,5            8,7        14,6        7,2
        Sep ..............       21,5           10,0        14,7        7,9
        Oct ..............       17,7           12,0        14,3        9,4
        Nov ..............       13,1           12,0        12,5        8,9
        Dec ..............       12,2           11,4        11,8        7,7
        Year..............       17,6            7,3        11,5        6,7
2007:   Jan ..............       12,6           10,9        11,6        8,3

--------------------------------------------------------------------------------
As a result of the consistent decline in international crude oil prices during the closing months of 2006, the quarter-to-quarter pace of increase in CPIX inflation decelerated meaningfully to a seasonally adjusted and annualised rate of 3,4 per cent in the fourth quarter of 2006, substantially less than in the preceding two quarters.

Year-on-year CPIX goods price inflation touched the upper limit of the inflation target range of 6 per cent in August 2006, driven mainly by petrol and food price increases. Continued deflation in the prices of furniture and equipment, clothing and footwear, new and used vehicles as well as petrol, however, suppressed CPIX goods price inflation in the closing months of 2006. On balance, twelve-month CPIX goods price inflation accordingly receded to 5,2 per cent in
December 2006. Following an acceleration in especially food price inflation,
CPIX goods price inflation accelerated to 5,7 per cent in the year to January
2007. The quarter-to-quarter pace of increase in CPIX goods prices decelerated markedly to only 0,8 per cent in the fourth quarter of 2006 - the lowest rate of increase in nine quarters - having exceeded 10 per cent in the third quarter.

CPIX services price inflation picked up from a year-on-year rate of 3,3 per cent in June 2006 to 4,8 per cent in December and 4,6 per cent in January 2007.
Higher rates of increase in CPIX services prices were fairly pervasive, led by increases in domestic workers' wages, home owners' costs and transport services.
A deceleration in medical services price inflation, however, contained CPIX services price inflation in January 2007. When measured from quarter to quarter and expressed at an annualised rate, CPIX services price inflation accelerated to 6,9 per cent in the fourth quarter of 2006, considerably higher than the 1,8 per cent recorded in the first quarter.

As indicated in the table on the following page, only three of the ten main components, constituting roughly 36 per cent of the overall CPIX, increased at an average annual rate in excess of 6 per cent in 2006. Year-to-year inflation in the prices of four components fell below the inflation target range, while three components, constituting almost half of

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Quarterly Bulletin March 2007                                                 17

South African Reserve Bank
--------------------------------------------------------------------------------

the index, fell within the range. Most striking is the pick-up in annual average food price inflation from a rate below the target band in 2005 to above it in
2006.

INFLATION IN CPIX COMPONENTS
Percentage change over one year
--------------------------------------------------------------------------------
                                                           Weights   2005   2006
                                                           ---------------------
Transport running cost .................................      5,7    14,1   12,8
Alcoholic beverages and tobacco ........................      3,1     8,1    8,0
Food and soft drinks ...................................     26,9     2,2    6,6
Services excluding housing and transport ...............     16,5     6,2    4,5
Housing services .......................................     13,4     5,9    3,6
Other goods (not included elsewhere) ...................     17,5     3,0    3,5
Transport services .....................................      3,9     1,9    2,8
Furniture and equipment ................................      3,2    -0,5   -1,5
Vehicles ...............................................      5,7    -1,2   -0,7
Clothing and footwear ..................................      4,1    -3,4   -7,3
TOTAL CPIX .............................................    100,0     3,9    4,7

--------------------------------------------------------------------------------
Italics denote values inside the inflation target range of between 3 and 6 per cent in 2006

In 2006, inflation in the prices of administered goods and services, on average, amounted to 6,8 per cent, substantially lower than the rate of around 8 per cent recorded during the preceding two calendar years. Excluding petrol prices from the calculation, administered price inflation would have amounted to no more than 4,2 per cent in 2006 - almost on a par with that in the overall CPIX measure of inflation. This demonstrated the considerable progress made in addressing the elevated rates of increase in administered prices which had characterised the preceding years.

Drought conditions affected a large part of South Africa in the first few months of 2007, and were reflected in a sharp increase in maize prices, as shown in the accompanying graph. This development could adversely affect the near-term prospects for food price inflation.

                                  MAIZE PRICES

                                [GRAPHIC OMITTED]

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18                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
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FOREIGN TRADE AND PAYMENTS

INTERNATIONAL ECONOMIC DEVELOPMENTS

Current estimates indicate that global economic growth moderated in the second half of 2006. However, for the year as a whole real output growth of about 5 per cent is still expected as emerging-market countries such as China continue to record rapid growth alongside the strong growth momentum in the developed countries.

Real gross domestic production in the United States of America (US) rebounded somewhat in the fourth quarter of 2006, resulting in a firm rate of expansion being registered for 2006 as a whole. After decelerating in the second and third quarters of 2006, real gross domestic product growth in Japan improved substantially in the final quarter of 2006, mainly due to a
sharper-than-expected rebound in private consumption expenditure. Real economic growth in the euro area slowed in the third quarter of 2006, but regained momentum in the fourth quarter due to higher exports.

In most emerging-market economies real economic growth continued at a steady pace, notwithstanding a moderation in economic activity in China and India in the final quarter of 2006. The economic expansion in Africa remained robust, underpinned by the sustained strong demand for commodities, favourable commodity prices, and increased oil production in Southern and Central Africa.

After reaching US$65 per barrel at the beginning of December 2006, Brent crude oil prices receded to a 20-month low of around US$51 per barrel in mid-January
2007. The decline in crude oil prices was mainly caused by mild winter weather conditions in the northern hemisphere and fund switching into equities. In an effort to counter sliding prices, the Organisation of the Petroleum Exporting
Countries (OPEC) announced in mid-December 2006 a further cutback in production of 500 000 barrels per day, effective from 1 February 2007. Crude oil prices rebounded to levels above US$61 per barrel in the beginning of March 2007 as colder winter temperatures were registered, prompting fund buying and higher demand for heating fuel. In addition, plans to boost the US emergency crude oil reserves, the resurgence of geopolitical tensions in Iran and

                             BRENT CRUDE OIL PRICES

                                [GRAPHIC OMITTED]

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Quarterly Bulletin March 2007                                                 19

South African Reserve Bank
--------------------------------------------------------------------------------

Nigeria, consecutive declines in US distillate stocks and US oil refinery and pipeline problems supported oil prices. Oil prices briefly edged lower, but subsequently returned to levels above US$61 per barrel due to a decline in US crude oil and fuel inventories and production setbacks in Australia and Nigeria.

Lower crude oil prices towards the end of 2006 have resulted in a moderation in global headline inflation, while core inflation has generally stabilised. The US
Federal Open Market Committee (FOMC) raised its target for the federal funds rate by 25 basis points at seventeen consecutive meetings since the start of the
US tightening cycle in June 2004, but kept it unchanged at 5,25 per cent from
June 2006. The Bank of Japan increased the uncollateralised overnight call rate further by 25 basis points to 0,50 per cent in February 2007. The European
Central Bank (ECB) raised interest rates seven times from late 2005 to 3,75 per cent in March 2007. According to the ECB, price developments in the euro area are still subject to upside risks resulting from a stronger- than-expected pass-through of previous oil price increases and the possibility of further increases in administered prices, indirect taxes and oil prices.

Since October 2006, monetary policy has also been tightened by central banks increasing official interest rates in countries such as Australia, Denmark,
Hungary, New Zealand, Sweden, Switzerland, Taiwan and the United Kingdom, while
China, India and Korea increased the banks' required reserve ratios. By contrast, Brazil, Chile, Israel, Russia and Thailand lowered official rates.

CURRENT ACCOUNT(2)

The South African economy has been in an upward phase of the business cycle from
September 1999. Not surprisingly for a developing country, gross domestic expenditure has consistently exceeded national disposable income since 2003. In the fourth quarter of 2006 exceptionally strong import demand for crude oil and capital equipment, along with comparatively moderate export growth, resulted in a substantial widening of the deficit on the trade account of the balance of payments. Although sizeable trade deficits were recorded in each of the first three quarters of the year, the trade deficit more than doubled from the third to the fourth quarter of 2006. For the year as a whole, the shortfall on the trade account came to R42,5 billion, substantially more than the deficit of R7,7 billion registered in 2005.

BALANCE OF PAYMENTS ON CURRENT ACCOUNT
R billions, seasonally adjusted and annualised
--------------------------------------------------------------------------------

                                        2005                   2006
                                       ---------------------------------------------------
                                        Year    1st qr   2nd qr   3rd qr   4th qr    Year
                                       ---------------------------------------------------

Merchandise exports ................    325,1    326,1    369,7    425,7    472,6    398,5
Net gold exports ...................     27,0     29,3     33,7     39,4     39,5     35,5
Merchandise imports ................   -359,8   -386,4   -444,4   -497,7   -577,7   -476,5
Trade balance ......................     -7,7    -31,0    -41,0    -32,6    -65,6    -42,5
Net service, income and current
transfer payments ..................    -50,7    -68,6    -60,8    -67,3    -77,4    -68,6
Balance on current account .........    -58,4    -99,6   -101,8    -99,9   -143,0   -111,1
   As percentage of gross
   domestic product ................     -3,8     -6,1     -6,1     -5,7     -7,8     -6,4

--------------------------------------------------------------------------------
A significant rise in net service and income payments to the rest of the world from the third quarter of 2006 to the fourth quarter furthermore contributed to the widening of the

(2)  Unless stated to the contrary, the current-account flows referred to in this section are seasonally adjusted and annualised.

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20                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

deficit on the current account in the final quarter of 2006. The current-account deficit accordingly expanded from R99,9 billion in the third quarter of 2006 to
R143,0 billion in the fourth quarter, equal to 7,8 per cent of gross domestic product. For 2006 as a whole, the current-account deficit widened to R111,1 billion, having amounted to R58,4 billion in 2005. Relative to gross domestic product, the deficit came to 6,4 per cent in 2006 compared with 3,8 per cent in
2005.

The value of merchandise exports increased unabatedly from the first to the third quarter of 2006 and advanced by a further 11 per cent in the fourth quarter. The higher export earnings in the fourth quarter of 2006 mainly reflected a 9 1/2-per-cent increase in the physical quantity of exported goods. Firm economic growth abroad, not least in China and India, boosted the demand for South African-produced mining products such as iron ore, platinum, diamonds and metals over the period. The improved performance of the mining sector was, however, partly countered by a decline in the volume of exported manufactured products destined for Europe and the United States. As a ratio of real gross domestic product, real merchandise exports surged from 18,6 per cent in the first quarter of 2006 to 22,1 per cent in the fourth quarter, i.e. close to the most recent high of 22,3 per cent recorded in the fourth quarter of 2000.
Export volumes rose by 6 per cent in 2006 compared with 2005. For 2006 as a whole, the value of merchandise exports advanced by about 22 1/2 per cent largely as a result of the sustained buoyancy of the global economy and the depreciation of the rand.

           RATIO OF CURRENT-ACCOUNT BALANCE TO GROSS DOMESTIC PRODUCT

                                [GRAPHIC OMITTED]

International commodity prices which had peaked in US dollar terms in the second quarter of 2006, dropped in both the third and fourth quarters of the year.
However, the average level of the nominal effective exchange rate of the rand declined over the period, causing the rand prices of merchandise exports to rise by about 1 1/2 per cent in the fourth quarter. The level of export prices in rand in the fourth quarter of 2006 was 17 per cent higher than in the corresponding period of 2005.

After having increased for six consecutive quarters, the average realised rand price of gold exports moved broadly sideways from the third to the fourth quarter of 2006 when a decline in the dollar price of gold was fully offset by the depreciation of the rand. Due to a marginal increase in the physical quantity of gold exports, the value of gold exports rose by 1/2 a per cent over the period.

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Quarterly Bulletin March 2007                                                 21

South African Reserve Bank
--------------------------------------------------------------------------------

The dollar price of gold on the London market rose by no less than 36 per cent from an annual average of US$445 per fine ounce in 2005 to US$605 per fine ounce in 2006 - the highest annual average to be recorded since 1980. Due to the decline in the exchange value of the rand, the average realised rand price advanced by 44 1/2 per cent over the same period. Extending the downward trend of the past three years, the physical quantity of gold exports receded further by 9 per cent in 2006. The export earnings of South African gold producers, however, rose by 31 1/2 per cent in 2006 mainly due to the expansionary effect of the decline in the exchange value of the rand.

The solid demand for imported goods which characterised the South African economy in the first three quarters of 2006 continued in the fourth quarter when the value of merchandise imports surged by about 16 per cent to R577,7 billion.
Although increases were noted in the value of most import categories, the value of mineral imports rose by an extraordinary 78 1/2 per cent due to the higher volume of imported crude oil. Earlier on, the volume of crude oil imports contracted in the third quarter of 2006 due to the scheduled shutdown of major oil refineries during the period, and inventories had to be rebuilt in the fourth quarter of the year. In the category for manufactured imports, significant increases were recorded in the subcategory for machinery and electrical equipment and vehicle and transport equipment in the final quarter of
2006.

                            REAL IMPORTS AND EXPORTS

                                [GRAPHIC OMITTED]

The volume of merchandise imported, which had increased by 3 per cent in the third quarter of 2006, increased by no less than 14 per cent in the fourth quarter. Excluding crude oil imports in the fourth quarter of 2006, the volume of imports would have increased by 7 per cent over the period. Buoyant imports in the fourth quarter of 2006 elevated the increase in the volume of imported goods to 20 per cent for the year as a whole. Consequently, the import penetration ratio of South Africa rose from 24 per cent in the first quarter of
2006 to 29 per cent in the fourth quarter, which increased the import penetration ratio from 23,9 per cent in 2005 to 26,4 per cent in 2006. Although the rand price of merchandise imports rose by 2 per cent in the fourth quarter of 2006, an increase of 10 per cent was recorded for the year as a whole on account of higher international crude oil prices.

The deterioration in the current account of the balance of payments was further intensified by an increase in the deficit on the net service, income and current transfer

--------------------------------------------------------------------------------
22                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

account, which widened from R67,3 billion in the third quarter of 2006 to R77,4 billion in the fourth quarter. The widening of the imbalance could mainly be ascribed to a reduction in investment income receipts in the fourth quarter of
2006, notwithstanding the weaker rand. In addition, the services account was also adversely affected by larger net payments for transportation related to the high merchandise imports. These higher payments were, however, only partially countered by a contraction in investment income payments and an increase in travel receipts for services rendered to non-residents. Receipts from foreign tourists increased by 7 per cent in the fourth quarter of 2006, consistent with the increase in the number of non-resident arrivals over the period.
Furthermore, net payments in the category "other services" improved slightly over the same period partially on account of higher net receipts for financial services, although net payments for royalties and licence fees also rose somewhat.

For 2006 as a whole, the deficit on the net service, income and current transfer account payments increased to R68,6 billion or 4 per cent of gross domestic product, from R50,7 billion or 3,3 per cent of gross domestic product in 2005.

South Africa's terms of trade deteriorated slightly further in the fourth quarter of 2006 as import prices rose at a somewhat faster pace than export prices.

FINANCIAL ACCOUNT

Similar to other emerging markets, South Africa continued to benefit from excess liquidity and low yields in industrialised countries when the country registered the largest net annual capital inflow to date on the financial account of the balance of payments in 2006, amounting to R140,8 billion or 8,2 per cent of gross domestic product. Sizeable financial inflows in the first half of the year gained further momentum in the second half as non-resident investors increased their investment in the country.

NET FINANCIAL TRANSACTIONS NOT RELATED TO RESERVES
R billions
--------------------------------------------------------------------------------

                                     2005                      2006
                                    -------------------------------------------------
                                     Year   1st qr   2nd qr   3rd qr   4th qr    Year
                                    -------------------------------------------------

Change in liabilities
   Direct investment.............    39,9      8,4      3,8     -0,3    -14,0    -2,1
   Portfolio investment..........    36,1     52,9     36,0     23,9     31,5   144,3
   Other investment..............    26,9     15,2     27,5     17,4      1,0    61,1
Change in assets
   Direct investment.............    -6,0     -2,2     -9,1    -35,0      1,1   -45,2
   Portfolio investment..........    -6,0     -3,4     -3,3     -2,5     -4,5   -13,7
   Other investment..............   -22,3    -44,0    -16,9     14,9      2,9   -43,1
TOTAL FINANCIAL TRANSACTIONS*....    92,6     32,3     28,5     35,4     43,0   140,8

--------------------------------------------------------------------------------
*    Including unrecorded transactions

The surge in capital inflows in the second half of 2006 originated in the category for net other investment capital, which switched from an outflow of
R18,2 billion in the first half of 2006 to an inflow of R36,2 billion in the second half. Net portfolio inflows moderated from R82,2 billion to R48,4 billion over the same period. In contrast, direct investment recorded a net outflow of
R48,2 billion in the second half of the year following a marginal inflow in the first half.

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 23

South African Reserve Bank
--------------------------------------------------------------------------------

FOREIGN-OWNED ASSETS IN SOUTH AFRICA

Foreign direct investment capital flows into South Africa switched from an inflow of R12,2 billion in the first two quarters of 2006 to capital outflows of
R0,3 billion and R14,0 billion in the third and fourth quarters, respectively.
The capital outflow in the fourth quarter of 2006 mainly reflected the sale of a non-resident direct investor's equity stake in a domestic gold-mining company to a South African entity.

Foreign portfolio investors, who had increased their holdings of both South
African equities and debt securities by a sizeable R88,9 billion in the first half of 2006, acquired domestic portfolio assets to the value of R23,9 billion in the third quarter and R31,5 billion in the fourth quarter. The acquisition of debt securities through the Bond Exchange of South Africa (BESA) in the final quarter of 2006 was furthermore supplemented by the issuance of a R1,7 billion convertible bond by a domestic healthcare group. The South African government redeemed a Yankee bond to the value of US$300 million over the same period. The country's portfolio liabilities, on balance, increased by a record amount of
R144,3 billion in 2006 compared with an inflow of R36,1 billion in 2005.

Other investment liabilities rose on account of an inflow of R17,4 billion in the third quarter and a further inflow of R1,0 billion in the fourth quarter of
2006. These developments resulted in a net inflow of R18,4 billion in the second half of the year compared with an inflow of R42,7 billion in the first half. The repayment of short-term foreign loans by the private banking sector and a long-term loan by a South African telecommunications company was more than offset by foreign loan finance extended to a South African gold-mining company for the purchase of a domestic mine, as well as a foreign loan extended to a newly established foreign-owned South African company in the hotel and leisure industry.

SOUTH AFRICAN-OWNED ASSETS ABROAD

Following the accumulation of foreign direct investment assets to the value of
R9,1 billion and R35,0 billion in the second and third quarters of 2006, respectively, South African direct investor companies repatriated direct investment assets amounting to R1,1 billion in the fourth quarter of 2006. For the calendar year 2006, the outflow of capital related to accumulation of foreign direct investment assets came to R45,2 billion, substantially more that the capital outflows of R6,0 billion registered in 2005.

South African institutional investors steadily increased their holdings of foreign equity and debt securities throughout 2006. Portfolio investment abroad declined to R2,5 billion in the third quarter before picking up again to R4,5 billion in the fourth quarter of 2006. The steady outflow of capital probably reflected the diversification of investment portfolios in the search for higher yields.

Other outward investment from South Africa declined from an inflow of R14,9 billion in the third quarter of 2006 to an inflow of R2,9 billion in the fourth quarter. The capital inflow mainly comprised a decline in foreign-currency deposits of the South African banking sector. For 2006 as a whole, other investment outflows amounted to R43,1 billion which was more than double the outflow of R22,3 billion registered in 2005.

FOREIGN DEBT

South Africa's total outstanding foreign debt remained unchanged at US$55,1 billion from the end of the second quarter of 2006 to the end of the third quarter. A further

--------------------------------------------------------------------------------
24                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

increase in the country's outstanding foreign-currency denominated debt was fully neutralised by a decline in rand-denominated debt over the period.

FOREIGN DEBT OF SOUTH AFRICA
US$ billions at end of period
--------------------------------------------------------------------------------
                                         2005              2006
                                        ---------------------------------
                                        4th qr   1st qr   2nd qr   3rd qr
                                        ---------------------------------
Foreign-currency denominated debt ...    28,1     29,7     33,1     35,4
   Bearer bonds......................     9,1     10,1     10,7     10,5
   Public sector.....................     4,6      4,5      4,6      4,8
   Monetary sector...................     7,9      8,6     10,1     10,7
   Non-monetary private sector.......     6,5      6,5      7,7      9,4
Rand-denominated debt................    18,1     23,3     22,0     19,7
   Bonds.............................     6,3      6,5      6,0      6,3
   Other.............................    11,8     16,8     16,0     13,4
Total foreign debt...................    46,2     53,0     55,1     55,1

--------------------------------------------------------------------------------
The country's outstanding foreign-currency denominated debt, which had increased steadily from US$27,9 billion at the end of September 2005 to US$33,1 billion at the end of June 2006, amounted to US$35,4 billion at the end of September. Over the four quarters to September 2006, South Africa's outstanding foreign-currency denominated debt accordingly rose by almost 27 per cent. The increase in the third quarter of 2006 was largely due to an increase in long-term loans of the private non-banking sector as well as increased borrowings by the private banking sector. The decline in rand-denominated foreign debt in the third quarter of 2006 could primarily be ascribed to the substitution of a foreign, rand-denominated loan extended to the private sector by a domestic loan.

Measured in rand, South Africa's foreign debt increased from R393 billion at the end of June 2006 to R424 billion at the end of September. The increase in rand terms could primarily be attributed to the decline in the nominal effective exchange rate of the rand over the period.

INTERNATIONAL RESERVES AND LIQUIDITY

The widening negative imbalance on the current account of the balance of payments continued to be sufficiently financed by net financial inflows from the rest of the world. In fact, South Africa's overall balance-of-payments position recorded a surplus of R7,7 billion in the fourth quarter of 2006 compared with a surplus of R7,1 billion in the third quarter. For 2006 as a whole the country's overall balance of payments registered a surplus of R29,8 billion, somewhat short of the surplus of R34,3 billion recorded in 2005.

Measured in US dollar, the value of the gross gold and other foreign reserves of the South African Reserve Bank (i.e. the international reserves before accounting for reserve-related loans) increased from US$24,7 billion at the end of September to US$25,6 billion at the end of December 2006 and further to
US$26,3 billion at the end of February 2007. From the end of 2005 to the end of
2006 the country's official international reserves rose by US$5,0 billion. The
Bank's outstanding short-term liabilities declined from US$3,3 billion at the end of September 2006 to US$2,8 billion

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 25

South African Reserve Bank
--------------------------------------------------------------------------------

at the end of December. This reduction could be attributed to the prepayment of
US$500 million of a 3-year US$1 billion syndicated loan entered into by the Bank in 2004.

                      BALANCE OF PAYMENTS: OVERALL BALANCE

                                [GRAPHIC OMITTED]

The Bank's international liquidity position improved steadily from US$21,2 billion at the end of September 2006 to US$23,0 billion at the end of December and US$23,7 billion at the end of February 2007.

EXCHANGE RATES

After declining by 2,0 per cent in 2005, the weighted average exchange value of the rand, on balance, decreased further by 15,4 per cent in 2006 - the largest annual decline since 2001. However, after weakening during the second and third quarters of 2006, the nominal effective exchange rate of the rand strengthened by 7,7 per cent in the fourth quarter. The rate of increase in the last quarter was more prominent during November and December 2006 when the exchange value of the rand increased by 3,8 per cent and 2,6 per cent, respectively. The macroeconomic factors which supported the movement in the rand were, among other things, the higher gold price, weaker US dollar, widening of the interest rate differential and strong global equity markets.

--------------------------------------------------------------------------------
26                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

EXCHANGE RATES OF THE RAND
Percentage change
--------------------------------------------------------------------------------
                        31 Mar 2006   30 Jun 2006   30 Sep 2006   29 Dec 2006
                             to            to            to            to
                        30 Jun 2006   30 Sep 2006   29 Dec 2006   28 Feb 2007
                        -----------------------------------------------------
WEIGHTED AVERAGE*....      -16,2          -7,2           7,7         -3,8
Euro ................      -17,2          -7,0           6,2         -4,0
US dollar............      -13,2          -7,3          10,5         -3,9
British pound........      -17,6          -9,2           5,2         -3,5
Japanese yen.........      -15,2          -4,6          11,3         -4,1

--------------------------------------------------------------------------------
*    Against a basket of 13 currencies

The positive sentiment towards emerging markets turned negative at the beginning of 2007 when plans for the nationalisation of private-sector assets in certain oil-producing emerging-market economies were announced. This, together with concerns about the outlook of South Africa's current-account deficit, contributed to the weakening of the rand during the first two months of 2007.
The nominal effective exchange rate of the rand retreated somewhat at the beginning of 2007, declining by 3,3 per cent in January. While the rand initially recovered during February, it declined towards the end of the month following a decline in Chinese share prices and increased investor caution towards emerging markets.

                   EXCHANGE RATE OF RAND AND LONDON GOLD PRICE

                                [GRAPHIC OMITTED]

The real effective exchange rate of the rand declined by 10,7 per cent from
December 2005 to December 2006, leading to increased profit margins for South
African exports in international markets over this period.

The average daily turnover in the domestic market for foreign exchange increased marginally from US$14,5 billion in the third quarter of 2006 to US$14,6 billion in the fourth quarter as non-resident investors' interest in the South African equity and debt markets continued its buoyant trend. The value of transactions in which non-residents participated remained roughly unchanged at US$10,6 billion per day over the same period.

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 27

South African Reserve Bank
--------------------------------------------------------------------------------

MONETARY DEVELOPMENTS, INTEREST RATES AND FINANCIAL MARKETS

MONEY SUPPLY(3)

Growth in the broadly defined money supply, M3, fluctuated at very high rates throughout 2006, aligned with robust real economic activity, strong turnover in the financial markets and positive wealth effects associated with the rising prices of real- estate and financial assets. The increases in short-term interest rates following the tightening of the monetary policy stance starting in June 2006 may also have contributed to the brisk rates of increase recorded by M3, reflective of the precautionary and yield-seeking motives for holding monetary assets.

                                  GROWTH IN M3

                                [GRAPHIC OMITTED]

The average rate of growth in M3 accelerated from 13,3 per cent in 2004 to 16,2 per cent in 2005 and further to 22,9 per cent in 2006. During 2006, the annualised quarterly growth in M3 fluctuated within a wide band, ranging from
16,7 per cent to 31,4 per cent. The narrower monetary aggregates displayed growth broadly similar to that of M3, except for the significant deceleration in
M1 growth in the fourth quarter of 2006, as shown in the accompanying table.

GROWTH IN THE MONETARY AGGREGATES
Per cent at seasonally adjusted annualised rates
------------------------------------------------
                          2006
            ---------------------------------
Component   1st qr   2nd qr   3rd qr   4th qr
            ---------------------------------
M1A .....    22,4     19,3     11,2     13,8
M1 ......    12,8     31,6     27,9      5,3
M2 ......    17,6     25,8     19,9     18,4
M3 ......    25,5     31,4     16,7     20,6

------------------------------------------------

(3)  The quarter-to-quarter growth rates referred to in this section are seasonally adjusted and annualised.

--------------------------------------------------------------------------------
28                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

Throughout 2006, twelve-month growth in M3 remained above the twenty-per-cent level and amounted to 26,8 per cent in February 2006, the highest rate on record since April 1981. In December 2006 and January 2007, growth decelerated mainly on account of a brisk accumulation of government deposits - government deposits do not form part of the monetary aggregates - and a high base set a year earlier.

The overall increase in M3 in 2006 amounted to R253 billion compared with R182 billion in 2005. In 2006 the corporate sector's deposits with the monetary system increased by no less than R206 billion, or 27,3 per cent, representing a significantly higher rate than in 2005. Within the corporate sector, the non-bank financial institutions raised their deposit holdings very strongly in
2006, surpassing the previous year's record increase on yet further strength of financial-market turnover and high asset prices. Deposits held by the household sector rose at a more pedestrian pace, increasing by R47,5 billion or 13,8 per cent in 2006.

The statistical counterparts of this increase are presented in the accompanying table.

COUNTERPARTS OF CHANGE IN M3
R billions
--------------------------------------------------------------------------------
                                                         2006
                                        --------------------------------------
                                        1st qr  2nd qr  3rd qr   4th qr   Year
                                        --------------------------------------
Net foreign assets ...................    37,6    29,0   -10,0     1,5    58,0
Net claims on the government sector...     0,5   -13,7    -7,5    -9,6   -30,2
Claims on the private sector .........    76,4    49,3    96,0    73,1   294,2
Net other assets and liabilities .....    -8,7   -35,2   -31,7     6,3   -81,6
TOTAL CHANGE IN M3 ...................   105,8    29,4    46,8    71,3   240,4

--------------------------------------------------------------------------------
Mainly reflecting robust growth in total loans and advances, claims on the private sector continued to dominate the statistical counterparts of M3 during the fourth quarter of 2006. This effect was partly neutralised by the decline in net claims on the government sector as government deposits with the monetary sector increased substantially.

Annualised growth in nominal gross domestic product fell short of growth in M3 by 6,1 percentage points during the fourth quarter of 2006. Accordingly, the income velocity of circulation of M3 declined to 1,39 in the fourth quarter of
2006.

CREDIT EXTENSION

Despite the cumulative effect of increases in lending rates as monetary policy was tightened in successive steps from June 2006, growth in total loans and advances(4) extended to the private sector remained robust throughout the year.
The sluggish adjustment in demand for credit to increases in lending rates partly reflected the relatively low level of debt servicing costs, rising income and employment levels, high consumer and business confidence levels, and stronger balance sheets which have benefited from positive wealth effects.

Growth in total loans and advances would have been somewhat higher but for the increase in securitisation transactions during 2006. From inception to December
2006, a cumulative amount of R18,7 billion in traditional securitisation of the banks' instalment

(4)  Total loans and advances to the domestic private sector consist of instalment sale credit, leasing finance, mortgage advances, overdrafts, credit card and general advances. The first three categories are referred to as asset-backed credit, while the last three categories together are referred to as other loans and advances.

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 29

South African Reserve Bank
--------------------------------------------------------------------------------

sale credit and leasing finance books was recorded, and a further R15 billion involving banks' mortgage advances books. The bulk of the transactions was effected during 2006, with four securitisations amounting to R12 billion involving instalment sale credit and leasing finance books, and three securitisations worth R8,1 billion involving mortgage advances books.
Accordingly, the gap between growth in the conventional measure of total loans and advances and the measure adjusted for the cumulative effect of securitisation transactions widened noticeably during 2006, as shown in the accompanying graph.

            TOTAL LOANS AND ADVANCES EXTENDED TO THE PRIVATE SECTOR

                                [GRAPHIC OMITTED]

Twelve-month growth in the conventional measure of total loans and advances remained above the twenty-per-cent level from April 2005 and amounted to 27,1 per cent in January 2007. On a quarterly basis, growth during 2006 fluctuated between annualised rates of 25 per cent and 29 per cent, somewhat higher than in
2005.

Sustained brisk increases in mortgage advances buoyed the growth in credit extension throughout 2006. The monthly increases in mortgage advances generally exceeded R12 billion from February 2006 and recorded an all-time high of R15,9 billion in October 2006. Mortgage advances growth accordingly straddled twelve-month rates of 30 per cent throughout 2006, reflecting the prolonged favourable conditions in the real-estate market.

Growth in instalment sale credit and leasing finance remained strong during
2006, consistent with expenditure on motor vehicles and other durable goods.
Twelve-month growth in the conventional measure of such credit extension decelerated during the course of the year. Nevertheless, when adjusted for the cumulative effect of securitisation transactions, growth fluctuated between 19 and 20 per cent during 2006.

--------------------------------------------------------------------------------
30                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

BANK LOANS AND ADVANCES TO THE DOMESTIC PRIVATE SECTOR
--------------------------------------------------------------------------------
                                                 Outstanding balance
                                                --------------------
                                                End 2005    End 2006  Percentage
                                                  R bn        R bn      change
                                                --------------------------------
Mortgage advances ...........................       527         685      30,0
Instalment sale credit and leasing finance...       179         208      15,8
Other loans and advances ....................       347         452      30,2
   Overdrafts ...............................        84         107      27,3
   Credit card advances .....................        31          44      41,9
   General advances .........................       217         301      38,7
TOTAL LOANS AND ADVANCES ....................     1 054       1 344      27,5
Of which: To household sector ...............       586         727      24,2
      To corporate sector ...................       468         617      31,8

--------------------------------------------------------------------------------
Twelve-month growth in other loans and advances rebounded from a low point in
May 2006, accelerating from 13,5 per cent at that time to 28,2 per cent in
January 2007 - a growth rate similar to that of mortgage advances. Increased use of bank-intermediated funding by the corporate sector was the main driver of the strong growth in other loans and advances.

While the household sector continued to account for the larger share of credit extended to the private sector, the corporate sector's demand for bank-intermediated funding nevertheless grew significantly during 2006 alongside rising capital formation and corporate restructuring activity.

Non-performing loans as a percentage of total loans and advances remained at low levels during the course of 2006.

INTEREST RATES AND YIELDS

The Monetary Policy Committee (MPC) raised the repurchase rate by 50 basis points on each occasion at four consecutive meetings from June 2006 to a level of 9,00 per cent in December 2006, amid uncertainties with regard to the inflation outlook. At its February 2007 meeting, however, the MPC kept rates unchanged, sensing a more benign inflation environment and projecting continued
adherence to the inflation target over the period to the end of 2008. The
December 2006 and February 2007 MPC statements discussing the developments underlying the respective decisions are reproduced in full elsewhere in this
Bulletin.

The prime overdraft rate and predominant rate on mortgage loans of the private-sector banks were raised to 12 1/2 per cent in December 2006 and subsequently remained at that level, consistent with the repurchase rate of the
Bank.

Other money-market interest rates also adjusted upward during the third and fourth quarters of 2006, partly in response to and in anticipation of further increases in the repurchase rate. For instance, the three-month Johannesburg
Interbank Agreed Rate (Jibar) increased by 44 basis points from 8,76 per cent at the beginning of November 2006 to 9,20 per cent by the end of January 2007. The rate amounted to 9,09 per cent on 9 March 2007.

Similarly, the tender rate on 91-day Treasury bills trended higher during the final quarter of 2006, from 8,22 per cent on 3 November 2006 to 8,49 per cent on
29 December. Subsequently, the 91-day Treasury bill rate rose further to 8,87 per cent on 26 January

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 31

South African Reserve Bank
--------------------------------------------------------------------------------

                               MONEY-MARKET RATES

                                [GRAPHIC OMITTED]

2007 and came to 8,82 per cent on 2 February. The amount of 91-day Treasury bills on offer at the weekly tender was increased by R0,15 billion to R2,3 billion on 5 January 2007 in an effort by government to raise funds ahead of the redemption of the first tranche of the R194 government bond at the end of
February 2007. This rate amounted to 8,28 per cent on 9 March 2007.

Rates on forward rate agreements (FRAs) rose during November 2006, reflecting the expected increase in the repurchase rate, but receded from the latter half of December 2006 partly emulating exchange rate movements. For instance, the
3x6-month FRA rate increased to an end-November level of 9,24 per cent before decreasing to 9,19 per cent at the end of December. In early March the FRA market indicated expectations of a fairly stable monetary policy stance for the remainder of 2007.

                   FORWARD RATE AGREEMENTS AND EXCHANGE RATE

                                [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
32                                                Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

The predominant rate on twelve-month fixed deposits of the private-sector banks increased from 6,2 per cent in April 2006 to 8,5 per cent in January 2007, its highest level since July 2003, and remained at that level in February. The real return before tax on twelve-month fixed deposits, using historical year-on-year increases in CPIX to adjust the nominal rate, gradually improved from 1,4 per cent in June 2006 to 3,0 per cent in January 2007 as the rise in nominal rates generally exceeded the rise in inflation.

From a recent high of 8,89 per cent on 11 September 2006, the daily average yield on the long-term R157 government bond (maturing in 2015) declined to 7,62 per cent on 4 January 2007, coinciding with, among other things, the strengthening in the exchange value of the rand during this period, projections of lower-than-previously-anticipated supply of government bonds announced in the
October 2006 Medium Term Budget Policy Statement, record high net purchases of bonds by non-residents in November 2006, and declining bond yields in major financial centres from October to early December. The decline in bond yields was interrupted in mid-January 2007 when the exchange value of the rand depreciated, but yields then resumed a downward bias on renewed strength in the exchange value of the rand, the release of better-than-expected inflation figures and the unchanged monetary policy stance in February 2007. On 9 March 2007, the yield on the R157 bond came to 7,63 per cent.

The moderation in domestic inflation expectations towards the end of 2006 is evidenced by the progressive inversion of the yield curve. During the first half of 2006, the level of the yield curve initially moved upwards and steepened at the short end, as bond yields with longer outstanding maturities rose in response to inflation concerns. The yield curve then flattened in the wake of the tightening of the monetary policy stance in June and August 2006.
Subsequently, following further increases in the repurchase rate in October and
December, the curve became downward sloping. The progressive inversion of the curve was also characterised by declining yields for intermediate and longer maturities. This was probably influenced by a projected lower supply of bonds, the appreciation in the exchange value of the rand and expectations that inflation will remain contained over the longer term.

                                  YIELD CURVES

                                [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 33

South African Reserve Bank
--------------------------------------------------------------------------------

The break-even inflation rate, calculated as the difference between the nominal yield on conventional government bonds and the real yield on inflation-linked government bonds within the six-year maturity range, fell from levels exceeding
6 per cent in September 2006 to 4,97 per cent on 8 February 2007. The stronger exchange value of the rand from October and inflation figures which came in at the low end of market expectations contributed to a narrowing of the gap between the nominal yield on conventional bonds and the real yield on inflation-linked government bonds. The narrowing occurred mainly as a result of declining yields on conventional bonds, while real yields on inflation-linked government bonds displayed little movement from late 2006 to early 2007. Subsequently, this proxy for expected inflation fluctuated in a narrow range and came to 4,85 per cent on
9 March, suggesting that market participants expect inflation to remain reasonably benign.

                            BREAK-EVEN INFLATION RATE

                                [GRAPHIC OMITTED]

The appreciation of the exchange value of the rand and the return of investor confidence towards investment in emerging markets during the second half of 2006 contributed to a narrowing of the currency risk premium on South African government bonds (measured as the differential between South African government bond yields on rand-denominated debt in the nine-to-ten-year maturity range issued in the domestic market, and dollar-denominated debt issued in the United
States market) from a high of 274 basis points in August 2006 to 197 basis points in January 2007. The narrowing occurred mostly as a result of a more significant decline in bond yields in the domestic market, than in the equivalent yields on foreign-issued South African bonds over the same period.
The currency risk premium, however, widened again to 214 basis points in
February as the yields on foreign-issued South African bonds declined more significantly than the yields on domestic-issued bonds.

Due to the return to a more favourable global financial environment, the yield differential of the JP Morgan Emerging Markets Bond Index (EMBI+)(5) declined to a record-low differential of 169 basis points in December 2006, before increasing moderately to 185 basis points in February 2007. The sovereign risk premium on South Africa's foreign-currency denominated bonds trading in international markets

(5)  EMBI+ indicates total returns for external-currency denominated debt instruments of the emerging markets.

--------------------------------------------------------------------------------
34                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

also declined alongside the general reduction of emerging-market external debt spreads. The spread on the ten-year South African government US dollar-denominated bond, issued at 195 basis points above United States federal government securities of similar maturity at the end of May 2004, declined from
115 basis points in July 2006 to 77 basis points in February 2007.

                      YIELDS ON LONG-TERM GOVERNMENT BONDS

                                [GRAPHIC OMITTED]

MONEY MARKET

Money-market conditions remained fairly stable during the fourth quarter of 2006 and the first two months of 2007. The actual daily liquidity requirement of the private-sector banks varied between R10,6 billion and R15,9 billion, and the amounts on offer at the weekly main refinancing auctions varied between R11,3 billion and R14,7 billion over the review period. Banks continued to utilise their cash reserve accounts on a frequent basis, rarely accessing the standing facilities to square off their positions.

The accompanying table shows the major flows in money-market liquidity from
October 2006 to February 2007.

MONEY-MARKET LIQUIDITY FLOWS
R billions (easing +, tightening -)
--------------------------------------------------------------------------------

                                                           Oct - Dec 2006   Jan - Feb 2007
                                                           --------------   --------------

Notes and coin in circulation...........................        -7,0              6,4
Required cash reserve deposits..........................        -2,1             -1,8
Money-market effect of SARB foreign-exchange
   transactions.........................................        11,3              6,4
Government deposits with SARB...........................        -5,7             -3,2
SARB holdings of government bonds.......................         0,0             -0,1
Use of liquidity management instruments.................         3,7             -4,1
   Reverse repurchase transactions......................         2,4             -2,2
   SARB debentures......................................         1,3             -1,9
Other items net.........................................         0,6             -5,0
Banks' liquidity requirement (decrease +, increase -)...         0,8             -1,4

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 35

South African Reserve Bank
--------------------------------------------------------------------------------

The Bank gradually increased its foreign-exchange reserves, and in doing so expanded liquidity by R17,7 billion in the five months to February 2007. This was mainly counteracted by an increase in government deposits with the Bank. The significant improvement in the net reserves of the Bank over this period included a reduction in foreign loans resulting from the prepayment of US$250 million on a 3-year US$1 billion syndicated loan entered into in 2004.

The graph below shows the accumulation of cash balances on government's tax and loan accounts with the private banks from October 2006 to late February 2007, and also reflects the payment of an aggregate amount of R34,2 billion in coupon interest and capital redemption on the first tranche of the R194 government bond
- namely the R007 - at the end of February 2007. Similar patterns were observed around the payments on the three tranches of the R150 government bond in
February 2004, 2005 and 2006.

                GOVERNMENT DEPOSITS IN THE TAX AND LOAN ACCOUNTS

                                [GRAPHIC OMITTED]

The outstanding amount of reverse repurchase transactions and SARB debentures was curtailed from R7,3 billion at the end of the third quarter of 2006 to R3,6 billion at the end of the fourth quarter, partly to avoid undue tightening in liquidity conditions over the festive season. The amounts of outstanding interest-bearing liquidity-draining instruments rose to R6,9 billion at the end of January 2007 and increased to R7,7 billion at the end of February 2007.

On balance, notes and coin in circulation outside the Reserve Bank rose by R7,0 billion during the fourth quarter of 2006, tightening liquidity in the money market. The value of notes and coin in circulation rose in its usual seasonal fashion to a peak of R65,1 billion during December 2006 but declined to R63,6 billion at the end of the month. The downward trend continued during January
2007, thereby easing liquidity conditions and assisting the Bank in its effort to avoid undue tightening in the private banks' liquidity position.

--------------------------------------------------------------------------------
36                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

NOTES AND COIN IN CIRCULATION OUTSIDE THE SARB
R million
--------------------------------------------------------------------------------
                                                           Change, end Nov
Year            Peak date    Peak level   Year-end level     to end Dec
               -----------------------------------------------------------
2001........   27 December     37 995         36 138            2 764
2002........   24 December     42 058         39 488            2 150
2003........   24 December     47 766         44 671            2 087
2004........   17 December     52 387         48 831              305
2005........   23 December     57 445         54 236              395
2006........   22 December     65 108         63 575            4 029

--------------------------------------------------------------------------------
BOND MARKET

Strong tax revenue made it possible for the authorities to reduce the weekly supply of government bonds made available on auction from an average of R600 million from April to October 2006 to R300 million from November. Total net issues of fixed-interest securities in the domestic primary bond market accordingly declined from R23,8 billion in 2005 to R18,0 billion in 2006. In
January and February 2007 net redemptions amounted to R20,1 billion. In the
Budget of national government, presented in February 2007, an amount of R9,0 billion was projected to be redeemed in fiscal 2007/08 through net redemption of domestic fixed-income bonds.

The R007 - the first of the three tranches of the R194 government bond to be repaid -was redeemed on 28 February 2007. The capital redemption value of the bond amounted to R24,1 billion and coupon payments on these and other outstanding government bonds put a further R10,1 billion in cash in the hands of investors. The remaining two tranches of the R194 bond, namely the R195 and the
R196, mature in 2008 and 2009, respectively.

Contrary to the lower supply of government bonds, the issuance of private corporate bonds gained momentum in 2006 and the first months of 2007.
Private-sector loan stock, including commercial paper, listed on the BESA increased by R69,9 billion in 2006, compared to an increase of R42,2 billion in
2005. The buoyant private corporate bond market and the reduction in the supply of government bonds contributed to a

                    PUBLIC AND PRIVATE-SECTOR BONDS IN ISSUE

                                [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 37

South African Reserve Bank
--------------------------------------------------------------------------------

change in the composition of debt in issue over the past five years. At the end of 2006, the outstanding nominal value of private-sector bonds in issue amounted to R205 billion, accounting for nearly 30 per cent of total bond issuance compared to 5 per cent at the end of 2001. Nearly half of the private-sector funding in 2006 was through the securitisation of assets, with residential mortgage-backed securitisations accounting for 37 per cent. In the first two months of 2007 the outstanding amount in issue of listed private-sector bonds increased by a further R0,2 billion and the value of commercial paper decreased by R0,8 billion.

After a flurry of activity in the first months of 2006, public and private-sector borrowers refrained from raising funds in the international bond markets from May to December 2006. However, the R12,1 billion raised in the first four months of 2006 exceeded the R8,9 billion raised in the international bond markets in the whole of 2005.

After recording net redemptions of R400 million in the first seven months of
2006, investors' interest in rand-denominated bonds in the European bond markets rebounded from August. In total, the net issuance of such instruments amounted to R5,0 billion in 2006, slightly less than the net amount of R6,5 billion raised in 2005. In the first two months of 2007 net issues by non-residents of rand-denominated bonds amounted to R2,5 billion.

The issuance of rand-denominated bonds by foreign borrowers in the Japanese
Uridashi market also slowed during 2006. The total nominal value of issues nearly halved from R8,8 billion in 2005 to R4,8 billion in 2006. In the two months to February 2007, new issues by foreign borrowers amounted to R1,8 billion.

Brisk trade characterised the domestic secondary bond market in 2006, as investors adjusted their bond portfolios in response to inflation concerns and the subsequent tightening in monetary policy from June. Turnover on BESA averaged nearly R55 billion in value traded per day in 2006 and included a record-high daily average turnover of R67 billion in June and R66 billion in
October. In total, the value of trade in 2006 amounted to R13,6 trillion, exceeding the turnover of R9,8 trillion in 2005 by 39 per cent. Turnover of R2,7 trillion, at an average of around R66 billion in value traded per day, was recorded in the first two months of 2007.

                      TURNOVER IN THE SECONDARY BOND MARKET

                                [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
38                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

Non-resident investors showed keen interest in the South African secondary bond market in 2006, after they had predominantly been net sellers of bonds since
2000. Non-residents' net sales of bonds of R10,7 billion in 2005 reverted to the highest ever recorded annual net purchases of R34,1 billion in 2006 and included record-high monthly net purchases of R11,8 billion in July and R12,8 billion in
November. Non-resident participation in trading on BESA, measured as the sum of their purchases and sales as a percentage of total purchases and sales of bonds, increased from an average of around 16 per cent in 2005 to 19 per cent in 2006.
Cumulative net sales of bonds to the value of R8,1 billion were recorded by non-residents in the first two months of 2007.

               NET PURCHASES OF SHARES AND BONDS BY NON-RESIDENTS

                                [GRAPHIC OMITTED]

SHARE MARKET

After nearly doubling in 2005, the total value of equity capital raised in the domestic and international primary share markets by companies listed on the JSE increased by a more subdued 7 per cent to R87,8 billion in 2006. The amount raised was nearly equally distributed between companies with primary listings on the JSE and companies with primary listings on foreign bourses and secondary listings on the JSE. Equity financing amounted to R16,0 billion in the first two months of 2007, mainly raised by companies with primary listings on the JSE.

Trading activity in the secondary share market remained lively in 2006, with some heightened activity during May and June when investors globally reassessed their investment in emerging markets. Total trade on the JSE in 2006 amounted to
R2,1 trillion, or 66 per cent higher than in 2005. From a record-high daily average turnover of R10,7 billion in June 2006, turnover receded to R7,1 billion in December. In 2007, turnover again improved to R8,4 billion in value traded per day in January as share prices continued to rise, and reached an average of
R10,7 billion in trade per day in February.

Turnover on Alt(x) amounted to R1,2 billion in 2006, a multiple of the R300 million traded in 2005. In the first two months of 2007, turnover on this exchange amounted to R689 million.

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 39

South African Reserve Bank
--------------------------------------------------------------------------------

The listing of companies on the JSE's alternative exchange gained popularity in
2006, as the market capitalisation of this exchange increased from R1,9 billion in December 2005 to a new record high of R11,9 billion in February 2007.
However, the market capitalisation of Alt(x) remains small in comparison to the main board of the JSE.

The total market capitalisation of the JSE increased by 48 per cent from R3 586 billion in December 2005 to an all-time high of R5 294 billion in February 2007.
Market liquidity, measured by the annualised turnover as a percentage of market capitalisation, averaged 49 per cent in 2006, exceeding the average of 43 per cent recorded in 2005. After reaching a record high of 65 per cent in June 2006, market liquidity fell somewhat and came to 50 per cent in February 2007.

Interrupted by nervousness in global financial markets, non-residents' net purchases of shares fell back from R56,5 billion in the first half of 2006 to net purchases of R17,2 billion in the second half of the year. Record-high net purchases of R73,7 billion were nonetheless recorded for the year 2006, substantially exceeding the net purchases of R50,2 billion recorded in 2005. In the first two months of 2007, non-residents' cumulative net purchases of shares amounted to R19,1 billion.

The daily all-share price index increased by 38 per cent in 2006, slightly less than the increase of 43 per cent recorded in 2005. After declining from early
May 2006 to mid-June when investors globally reassessed their exposure to emerging markets, the all-share index fluctuated higher to reach new highs early in 2007, buoyed by the robust economy, upbeat global equity markets, an improvement in commodity prices and positive growth in company profits. A new all-time high was reached on 26 February 2007, representing an increase of 47 per cent from the recent low on 13 June 2006. Subsequently, the all-share price index declined by 4 per cent to 9 March when share markets globally receded as optimism gave way to caution, led by a decline in share prices in China.

                      SHARE PRICES AND PRICE-EARNINGS RATIO

                                [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
40                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

Resources shares generally led the bull-run in the share market in 2006 and early 2007, although growth was fairly widespread across the various sectors.
The resources index increased by 41 per cent in 2006 and exceeded the growth in industrial shares of 39 per cent, while financial shares lagged behind with growth of 31 per cent. Expectations of accelerating growth in economic activity and sustained increases in consumer demand continued to benefit industrial shares. This is evidenced by the sharp recovery in the consumer services share price index during the second half of 2006. The consumer services index, a subcategory of the industrial index which, inter alia, includes general retailers, improved by 52 per cent from 26 June 2006 to the end of February
2007. Proposed private equity deals also benefited the share prices of the general retailers in the early months of 2007. In the first two months of 2007, industrial and financial share prices rose by 4 per cent, while prices of resources shares increased by 3 per cent.

The performance of the South African share market generally exceeded those of developed markets during 2006 and early 2007. In dollar terms, the all-share price index increased by 31 per cent from 13 June 2006 to 9 March 2007. This outperformed the Standard & Poor's 500 composite index, which increased by 15 per cent over the same period.

The dividend yield on all classes of shares receded from 2,5 per cent in
September 2006 to 2,2 per cent in February 2007. The dividend yield has been on a declining trend since 2003, as share prices generally increased. The strong rise in share prices since 2003 also resulted in an increase in the price-earnings ratio of all classes of shares from 9,7 in April 2003 to 16,2 in
February 2007. Price-earnings ratios exceeding 16 were previously experienced in the period 1994 to mid-1998. Buoyed by the current robust economic growth, investors apparently continue to remain positive about the future earnings growth of companies.

MARKET FOR EXCHANGE-TRADED DERIVATIVES

The buoyant conditions that prevailed in the financial derivatives market in
2006 continued into the first months of 2007. Financial futures remained the instrument of choice, spurred on by the continued strength of the underlying share market. In a world ranking by the World Federation of Exchanges the JSE was placed second, after the National Stock Exchange of India, for the number of individual equity futures traded in 2006. Turnover in derivatives on the JSE for the first two months of 2007 is indicated in the accompanying table.

DERIVATIVES TURNOVER ON THE JSE, JANUARY TO FEBRUARY 2007
--------------------------------------------------------------------------------
                                                           Change over one year
                                                           ---------------------
                                                           R billions   Per cent
                                                           ---------------------
Financial futures and options on futures ...............      379         37
Warrants ...............................................        1        -55
Agricultural commodity futures and options .............       37         57
Interest rate derivatives ..............................        7        101

--------------------------------------------------------------------------------
In addition to the JSE, BESA also facilitates trading in certain derivative instruments. Turnover of listed derivatives on BESA amounted to R4,7 billion in
2006. In January and February 2007, trade in these instruments amounted to R4 million.

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 41

South African Reserve Bank
--------------------------------------------------------------------------------

REAL-ESTATE MARKET

The deceleration in the rate of increase in residential real-estate prices over the past two years paused towards the end of 2006. The twelve-month rate of increase in medium-sized residential property prices, as measured by Absa, decelerated uninterruptedly from 35,6 per cent in September 2004 to 14,4 per cent in September 2006, before increasing to 15,4 per cent in February 2007.
Month-on-month growth in house prices similarly decelerated from 2,9 per cent in
January 2004 to 0,9 per cent in July 2006, before increasing to 1,1 per cent in
February 2007.

                 MORTGAGE INTEREST RATES AND THE HOUSING MARKET

                                    [GRAPHIC]

The slower growth in property prices, together with rising mortgage interest rates from June 2006, contributed to some moderation in construction activity in the residential property market. Year-on-year growth in the value of residential buildings completed averaged 25 per cent in 2006, significantly less than growth rates of more than 40 per cent experienced in the previous two years.

--------------------------------------------------------------------------------
42                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

PUBLIC FINANCE

NON-FINANCIAL PUBLIC-SECTOR BORROWING REQUIREMENT(5)

The cash surplus of the non-financial public sector narrowed in the first nine months of the current fiscal year when compared with the same period in the previous fiscal year, as major public corporations forcefully stepped up their net investment in non-financial assets. National government, provincial governments as well as extra-budgetary institutions and social security funds all recorded cash surpluses.

NON-FINANCIAL PUBLIC-SECTOR BORROWING REQUIREMENT
R billions
--------------------------------------------------------------------------------
Level of government                                          2005/06*   2006/07*
                                                             -------------------
National government ......................................      4,0      -3,5
Extra-budgetary institutions .............................     -1,9      -2,8
Social security funds ....................................     -3,2      -4,6
Provincial governments ...................................    -10,4      -8,5
Local governments ........................................      6,1       5,5
Non-financial public enterprises and corporations ........     -8,1       2,0
Total** ..................................................    -13,5     -11,8
--------------------------------------------------------------------------------
*    April - December of each fiscal year. Deficit +, surplus -

**   Individual amounts may not add up to the total due to rounding

The activities of the non-financial public sector resulted in a cash surplus of
R8,7 billion in the October-December quarter of 2006 - R0,5 billion more than the cash surplus recorded in the corresponding quarter of 2005. This brought the surplus for the first nine months of fiscal 2006/07 to R11,8 billion or 0,9 per cent of gross domestic product, down from 1,1 per cent in the first nine months of fiscal 2005/06.

  INVESTMENT IN NON-FINANCIAL ASSETS BY NON-FINANCIAL PUBLIC-SECTOR ENTERPRISES
                                AND CORPORATIONS

                                [GRAPHIC OMITTED]

(5)  Calculated as the cash deficit of the consolidated central government, provincial governments, local governments and non-financial public enterprises and corporations.

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 43

South African Reserve Bank
--------------------------------------------------------------------------------

The non-financial public enterprises and corporations recorded a cash deficit amounting to R2,0 billion for the period April - December 2006, compared with a cash surplus of R8,1 billion recorded over the same period in the previous fiscal year. As indicated by the graph on the previous page, net investment in non-financial assets by the major non-financial public enterprises amounted to
R28,6 billion in the first nine months of fiscal 2006/07, a growth rate of no less than 60,9 per cent when compared to the same period a year earlier. This spending already by far surpassed the amount recorded in the previous fiscal year as a whole.

The financial activities of the national government resulted in a cash surplus of R3,5 billion in the first nine months of fiscal 2006/07, compared with the cash deficit of R4,0 billion recorded in the same period of the previous fiscal year. The turnaround from a deficit to a surplus was mainly the result of the higher-than-budgeted revenue collections, while expenditure outcomes remained at levels in line with budget projections.

Preliminary data on the finances of extra-budgetary institutions and social security funds indicated cash surpluses for both public-sector categories in the first nine months of fiscal 2006/07. Extra-budgetary institutions recorded a cash surplus amounting to R2,8 billion in April - December 2006, compared with a surplus of R1,9 billion in the same period a year earlier. Social security funds recorded a surplus amounting to R4,6 billion in the period under review, which was higher than the surplus of R3,2 billion recorded in the same period of the previous fiscal year.

The provincial governments recorded a cash deficit of R1,6 billion in the
October-December quarter of 2006, which lowered their cumulative cash surplus for the first nine months of fiscal 2006/07 to R8,5 billion. This was R1,9 billion less than the surplus recorded in the same period of the previous fiscal year. The decline in the surplus can partly be attributed to the significant increase in provinces' net acquisition of non-financial assets for the first nine months of fiscal 2006/07 which grew at a rate of 29,1 per cent when compared with the same period a year earlier. The Provincial Budgets and
Expenditure Review 2002/03 - 2008/09 published on 17 October 2006 estimated a small surplus of R0,2 billion for fiscal 2006/07 as a whole.

The deposits of provincial governments with the private-sector banks increased slightly from R8,4 billion at the end of March 2006 to R8,6 billion at the end of December, while their overall indebtedness rose slightly to R0,3 billion.
Their deposits with the Corporation for Public Deposits (CPD) rose significantly from R2,2 billion to R9,5 billion over the same period.

BUDGET COMPARABLE ANALYSIS OF NATIONAL GOVERNMENT FINANCE

Expenditure by national government in the first nine months of fiscal 2006/07 progressed in line with the originally budgeted expectations, while revenue exceeded the initial projections by a considerable margin.

Expenditure by national government in the first nine months of fiscal 2006/07 amounted to R341 billion, or 14,3 per cent more than in the corresponding period of the previous fiscal year. This was closely aligned with the initially budgeted increase of 13,4 per cent for the full fiscal year. As a ratio of gross domestic product, national government expenditure amounted to 25,9 per cent, compared with 25,3 per cent recorded in the same period a year earlier. Interest payments on national government debt increased at a year-on-year rate of 5,0 per cent, whereas the equitable share transfers to provinces rose by 11,9 per cent over the same period under review.

After allowing for cash-flow adjustments (i.e. transactions recorded in the government accounting system but not yet cleared in the banking system, and late departmental requests), cash-flow expenditure in the first nine months of fiscal
2006/07 amounted to

--------------------------------------------------------------------------------
44                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

R339 billion, representing an increase of 13,4 per cent when compared with the corresponding period of the previous fiscal year.

National government revenue in the first nine months of fiscal 2006/07 amounted to R348 billion, representing an above-budgeted year-on-year rate of increase of
17,4 per cent. This increase was double the estimated 8,6 per cent for fiscal
2006/07 as a whole which was contained in the Budget Review 2006. National government revenue as a ratio of gross domestic product amounted to 26,4 per cent compared with 25,2 per cent recorded in the same period a year earlier.

                         REVENUE OF NATIONAL GOVERNMENT

                                [GRAPHIC OMITTED]

As shown in the accompanying table, taxes on income, profits and capital gains, the main contributor to total revenue, recorded an increase of more than 20 per cent in the first nine months of fiscal 2006/07 when compared with the same period a year earlier. This increase was mainly the result of strong growth in corporate income tax collections, signalling the increased profitability of companies as well as continued improvements in tax-collection efficiency.

NATIONAL GOVERNMENT REVENUE IN FISCAL 2006/07
--------------------------------------------------------------------------------

                                                     Originally budgeted     Actual Apr - Dec 2006
                                                   ------------------------------------------------
                                                               Percentage
                                                                 change                  Percentage
Revenue source                                     R billons    Full year   R billions     change*
                                                   ------------------------------------------------

Taxes on income, profits and capital gains .....     245,8          6,5        200,5        20,1
Payroll taxes ..................................       5,6         14,9          4,1        12,1
Taxes on property ..............................       8,9        -19,9          7,6        -6,9
Domestic taxes on goods and services ...........     171,7         14,0        124,2        15,9
Taxes on international trade and transactions ..      23,6         29,7         17,9        31,1
Other revenue ..................................      10,5          8,7          8,4        17,8
Less: SACU** payments ..........................      19,7         39,6         14,8        42,0
TOTAL REVENUE ..................................     446,4          8,6        347,8        17,4

--------------------------------------------------------------------------------

*    April - December 2005 to April - December 2006

**   Southern African Customs Union

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 45

South African Reserve Bank
--------------------------------------------------------------------------------

Taxes on property continued to show the effect of the reduction in transfer duties announced in the 2006 Budget. Revenue collections derived from domestic taxes on goods and services such as value-added tax continued to reflect strong domestic demand. Taxes on international trade and transactions grew strongly, reflecting the high volume of imports.

The net result of these developments in revenue and expenditure was a cash book surplus of R7,0 billion in the first nine months of fiscal 2006/07, compared with a deficit of R1,9 billion in the same period a year earlier. The previous surplus recorded over the same period was in 2002 when it amounted to R1,8 billion, as revenue then exceeded the budgetary expectations by a considerable margin. The Budget Review 2006 projected a national government deficit of R26,4 billion in fiscal 2006/07 as a whole, but this estimate was revised downward to
R7,8 billion in the Adjusted Estimates of National Expenditure 2006.

                   CUMULATIVE BALANCE OF NATIONAL GOVERNMENT

                                [GRAPHIC OMITTED]

The cash-flow surplus before borrowing and debt repayment amounted to R9,0 billion in the first nine months of fiscal 2006/07, compared with a deficit of
R2,8 billion recorded in the corresponding period of the previous fiscal year.
Extraordinary payments included a partial payment for the Saambou Bank liability to the amount of R3,8 billion carried forward from fiscal 2005/06. Extraordinary receipts amounting to R2,5 billion in the first nine months of fiscal 2006/07 included proceeds from the foreign-exchange amnesty dispensation, special dividends paid by Telkom and the Airports Company of South Africa, Limpopo
Minerals Trust proceeds as well as proceeds received due to the Agricultural
Debt Account surrender. After taking into account these extraordinary transactions, the surplus amounted to R6,8 billion in the first nine months of fiscal 2006/07, compared with a net borrowing requirement of R4,5 billion recorded a year earlier.

The issuance of debt instruments in the domestic and foreign capital markets was used to increase cash balances, partly in preparation for large interest and redemption payments as well as transfers to tertiary education institutions in early 2007. Domestic short-term instruments were sold at an average rate of 7,6 per cent per annum, whereas domestic long-term funding was obtained at an average rate of 8,0 per cent per annum in the first nine months of fiscal
2006/07.

--------------------------------------------------------------------------------
46                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

The National Treasury introduced two new fixed-income bonds during the period under review, i.e. the R208 and R209 bonds with various maturities, yielding
R5,3 billion to the National Revenue Fund. The average maturity of national government's domestic marketable bonds decreased from 98 months at the end of
March 2006 to 96 months at the end of December 2006.

Net issues and use of foreign bonds and loans in the first nine months of fiscal
2006/07 amounted to R2,8 billion. A new foreign bond which matures in 2016 was issued in April 2006 and yielded R5,5 billion to the National Revenue Fund. This was, however, partly offset by the redemption of a foreign bond to the amount of
R3,3 billion in May 2006. The average outstanding maturity of government's foreign bonds increased from 68 months at the end of March 2006 to 72 months at the end of December 2006. Net foreign funding included amounts drawn on the export credit facility which had been arranged for the financing of the
Strategic Defence Procurement Programme to the amount of R3,1 billion.
Government announced the early redemption of a foreign bond in early February
2007, to the amount of R2,3 billion.

FINANCING OF NATIONAL GOVERNMENT DEFICIT
R billions
--------------------------------------------------------------------------------

                                                          Originally       Actual      Actual
                                                           budgeted      Apr - Dec   Apr - Dec
Item or instrument                                      Fiscal 2006/07      2006        2005
                                                        --------------------------------------

DEFICIT..............................................        26,4           -9,0*        2,8*
Plus: Extraordinary payments.........................         0,0            3,7         4,5
      Cost on revaluation of maturing foreign debt...         1,4            1,0         0,0
Less: Extraordinary receipts.........................         0,2            2,5         2,8
NET BORROWING REQUIREMENT**..........................        27,6           -6,8         4,5
Treasury bills.......................................         5,8            5,1         3,9
Domestic government bonds............................        10,2           26,9        37,8
Foreign bonds and loans..............................         3,8            2,8         1,9
Changes in available cash balances***................         7,8          -41,6       -39,1
TOTAL NET FINANCING..................................        27,6           -6,8         4,5

--------------------------------------------------------------------------------

*    Cash-flow deficit +, surplus -

**   Deficit +, surplus -

***  Increase -, decrease +

Total debt of national government increased from R527 billion at the end of
March 2006 to R575 billion at the end of December 2006. As a ratio of gross domestic product, total debt of national government remained broadly unchanged at 33,3 per cent between these respective dates.

THE BUDGET FOR THE FISCAL YEARS 2007/08 TO 2009/10

The Minister of Finance tabled the 2007 Budget in Parliament on 21 February. The
Budget announced the first main budget surplus ever in history, the repeal of the retirement fund tax, moderate tax relief and a positive economic outlook over the medium term. The successful turnaround of economic performance over the past 10 years and the healthy state of public finances were reflected in the anticipated budget surpluses in fiscal 2006/07 and 2007/08. Sound management of the public finances had also created room for increased spending on health, education and economic infrastructure, as well as other growth-enhancing areas.
The improved budget stance also provided a stable platform for government to respond appropriately in the event of adverse economic conditions.

The 2007 Budget proposed substantial allocations for investment in infrastructure, thus contributing to increased capacity to deliver social and economic services. Buoyant

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 47

South African Reserve Bank
--------------------------------------------------------------------------------

consumer demand and corporate profitability were expected to boost revenue growth. Over the next three years the public sector's contribution to gross fixed capital formation was projected to maintain an upward trend in order to support the Accelerated and Shared Growth Initiative of South Africa (ASGISA).

The tax proposals in the 2007 Budget were aimed at encouraging long-term savings, including provision for retirement. An important part of strengthening retirement savings was the abolishment of the tax on retirement funds with effect from 1 March 2007. The Budget also proposed steps to further reform the social security system, aimed at greater income security and reduced vulnerability of households while also contributing towards savings. The introduction of a wage subsidy was under consideration, as it could promote job creation at the low-wage end of the labour market.

FISCAL PROJECTIONS: NATIONAL GOVERNMENT
--------------------------------------------------------------------------------

                                                      2006/07           2007/08           2008/09           2009/10
                                                 ----------------------------------------------------------------------
                                                 Revised estimate                  Medium-term estimates
                                                 ----------------------------------------------------------------------
                                                           Annual            Annual            Annual            Annual
                                                           change            change            change            change
                                                     R       Per       R       Per       R       Per       R       Per
                                                 billions   cent   billions   cent   billions   cent   billions   cent
                                                 ----------------------------------------------------------------------

EXPENDITURE ...................................    470,6    12,9    533,9     13,4    594,2     11,3    650,3      9,4
   State debt cost* ...........................     52,2     2,5     52,9      1,4     53,0      0,1     50,9     -3,9
   Current payments ...........................     85,5    12,5     97,4     13,9    105,7      8,5    116,1      9,9
   Transfers and subsidies ....................    327,2    15,7    373,9     14,3    420,5     12,5    462,3      9,9
   Payments for captial assets ................      5,7   -18,8      6,6     16,8      7,0      5,7      8,0     13,6
   Contingency reserve and unallocated funds ..       --              3,0               8,0              13,0
Expenditure as ratio of GDP ...................     26,8%            27,5%             27,7%             27,3%
REVENUE .......................................    475,8    15,6    544,6     14,5    591,2      8,6    641,5      8,5
Revenue as ratio of GDP .......................     27,1%            28,1%             27,6%             27,0%
BUDGET BALANCE** BEFORE
   BORROWING AND DEBT REPAYMENT ...............      5,2             10,7              -3,0              -8,8
Deficit (-)/surplus (+) as ratio of GDP .......      0,3%             0,6%             -0,1%             -0,4%
Deficit (-)/surplus (+) as
   ratio of GDP: October 2006 MTBPS*** ........     -0,4%             0,5%              0,2%             -0,4%
----------------------------------------------------------------------------------------------------------------------

*    Includes interest, management cost and the cost of raising loans

**   Deficit (-), surplus (+)

***  Medium Term Budget Policy Statement

Expenditure by national government was estimated to amount to R534 billion in fiscal 2007/08, representing a year-on-year rate of increase of 13,4 per cent.
It was estimated that national government expenditure would increase at an average rate of 11,4 per cent per annum over the three-year budget period. As a ratio of gross domestic product, it was projected that national government expenditure would increase slightly from 26,8 per cent in fiscal 2006/07 to 27,5 per cent in fiscal 2007/08.

State debt cost was budgeted to amount to R52,9 billion in fiscal 2007/08, or
9,9 per cent of the total expenditure of national government. This represented a year-on-year rate of increase of 1,4 per cent compared with the revised estimate for 2006/07. State debt cost

--------------------------------------------------------------------------------
48                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

as a ratio of estimated gross domestic product was projected to decrease from
3,0 per cent in 2006/07 to 2,1 per cent in the final year of the medium-term period. This decline was due to a lower-than-anticipated debt stock and stable interest rates, thereby freeing additional resources for productive expenditure.

The revised estimate indicated that expenditure excluding state debt cost would increase from R418 billion in fiscal 2006/07 to R599 billion in 2009/10, or at an average rate of 12,7 per cent per annum over the medium term. Real non-interest spending was estimated to increase by 7,7 per cent per annum over the medium term.

Total infrastructure spending by the public sector was estimated to amount to
R416 billion over the MTEF period, which was R6,1 billion higher than the estimate in the Medium Term Budget Policy Statement 2006. This increase was due to additional allocations to public transport, water and sanitation.

Government's recognition of the critical role that provinces and municipalities play in the delivery of social and household services was evident as these two spheres would receive 64 per cent of the additional R89,5 billion allocated in the 2007 Budget.

The accompanying graph illustrates the continuing shift in the functional classification of expenditure towards expenditure on social and economic services as well as general government services. Government continues to incur the bulk of its expenditure on social services. Spending on social services
(which includes health, education and other social services) was expected to increase at an average annual rate of 11,4 per cent over the three-year budget period. As a ratio of total expenditure, spending on social services was estimated to increase from 50,8 per cent in fiscal 2003/04 to 53,1 per cent in fiscal 2007/08. Conversely, as a ratio of total expenditure, government spending on interest was estimated to decrease from 13,3 per cent in fiscal 2003/04 to
9,5 per cent in fiscal 2007/08 and to 7,5 per cent in fiscal 2009/10.

         FUNCTIONAL CLASSIFICATION OF BUDGETED GOVERNMENT EXPENDITURE*

                                    [GRAPHIC OMITTED]

*    Consolidated national and provincial government and social security funds

Over the medium-term period social grants expenditure would average 3,2 per cent of the estimated gross domestic product. Government also proposed to introduce a

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Quarterly Bulletin March 2007                                                 49

South African Reserve Bank
--------------------------------------------------------------------------------

broad-based social security framework over the 2007-2010 period as a further step in strengthening labour market institutions and sharing the fruits of economic progress.

The total revised revenue of national government was estimated to increase by
14,5 per cent from fiscal 2006/07 to fiscal 2007/08, decelerating to an increase of 8,5 per cent in fiscal 2009/10. As a ratio of gross domestic product, national government revenue was estimated to average 27,6 per cent over the medium term.

As a result of high import volumes, customs duty revenue was expected to exceed original budgetary expectations in fiscal 2006/07 by R300 million. Transfers to the Southern African Customs Union (SACU) partners would amount to R25,2 billion in 2006/07, which was R5,4 billion higher than the 2006 Budget estimate, and reflected strong growth in imports in 2004/05.

The tax proposals in the 2007 Budget were aimed at encouraging long-term savings, including provision for retirement, not least through the proposed abolishment of the tax on retirement funds. Secondary tax on companies would be replaced with a dividend tax, reducing the rate from 12,5 per cent to 10 per cent and broadening the base of this instrument. The income tax reduction amounted to R8,4 billion for individuals. The tax proposals would render net tax relief of R12,4 billion in fiscal 2007/08.

Netting the budgeted revenue and expenditure of national government for the
2007/08 fiscal year would result in an estimated surplus before borrowing and debt repayment of R10,7 billion. As a ratio of gross domestic product, the surplus would amount to 0,6 per cent. It was envisaged that this ratio would revert to deficits of 0,1 per cent in fiscal 2008/09 and 0,4 per cent in fiscal
2009/10. The primary balance (i.e. the deficit before borrowing excluding state debt cost) for 2006/07 was expected to amount to a surplus of 3,3 per cent of estimated gross domestic product, trending lower to 1,8 per cent in fiscal
2009/10.

As indicated in the accompanying table, the revised net borrowing requirement of national government for fiscal 2007/08 was determined after providing for certain extraordinary receipts and payments. Included in the extraordinary payments was an amount of R400 million relating to Saambou Bank.

FINANCING OF NATIONAL GOVERNMENT DEFICIT
R billions
--------------------------------------------------------------------------------

Item or instrument                    Revised estimate      Medium-term estimates
                                      ----------------------------------------------
                                           2006/07       2007/08   2008/09   2009/10
                                      ----------------------------------------------

Budget balance(1) ....................       -5,2         -10,7      3,0       8,8
Plus: Extraordinary payments .........        4,2           0,4       --        --
      Cost on revaluation of maturing
      foreign debt ...................        1,8           0,5      2,4       2,9
Less: Extraordinary receipts .........        2,5           0,3      0,3       0,3
Net borrowing requirement(1) .........       -1,7         -10,1      5,1      11,4
Treasury bills .......................        5,8           5,8      5,8       5,8
Domestic government bonds issued(2) ..        2,3          -8,1      2,3      11,0
Foreign bonds and loans(3) ...........        2,5          -2,1     -2,7      -3,9
Changes in available cash balances(4)       -12,3          -5,7     -0,3      -1,5
Total net financing ..................       -1,7          10,1      5,1      11,4

--------------------------------------------------------------------------------

(1)  Deficit (+), surplus (-)

(2)  Including premiums and book profits resulting from debt restructuring previously included in revenue

(3)  Excluding revaluation of maturing foreign loans

(4)  Increase (-), decrease (+)

Originally an amount of R1,7 billion was provided for extraordinary receipts in fiscal 2006/07. This amount included premiums of R1,5 billion for bonds which were issued

--------------------------------------------------------------------------------
50                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

to finance the borrowing requirement, as well as the transfer of R200 million to the National Revenue Fund from the Agricultural Debt Account held with the
Corporation for Public Deposits. On revision, these receipts were expected to increase due to special dividends of R828 million from Telkom and R668 million from the Airports Company of South Africa, respectively.

Government's debt management strategy seeks to enhance liquidity in an environment of declining borrowing requirements. As a result of sound economic policy and prudent management of the national debt portfolio, the net borrowing requirement continues to decline. It was envisaged that financing through the issuance of fixed-income bonds would remain the principal means of financing for national government over the medium term. Fixed-income bonds would constitute
73,7 per cent of total issuance, whereas inflation-linked bonds and floating rate bonds were expected to contribute 19,5 per cent and 6,8 per cent, respectively. It was expected that on a net basis domestic long-term bonds would be redeemed in fiscal 2007/08. In the subsequent two years, net issuance of domestic long-term bonds would be resumed.

               NATIONAL GOVERNMENT DEBT SUSTAINABILITY INDICATORS

                                    [GRAPHIC OMITTED]

It was estimated that national government gross loan debt would increase slightly from R550 billion at the end of fiscal 2006/07 to R552 billion at the end of March 2008, and further to R578 billion in the final year of the medium term. As a ratio of gross domestic product, gross loan debt was expected to decrease from 31,3 per cent at the end of fiscal 2006/07 to 28,4 per cent at the end of fiscal 2007/08 and eventually to 24,3 per cent at the end of fiscal
2009/10.

Forward cover profits on the Gold and Foreign Exchange Contingency Reserve
Account (GFECRA) were estimated to amount to R26,8 billion at the end of March
2007. No provision for any profits or losses on the GFECRA was made for the subsequent years.

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Quarterly Bulletin March 2007                                                 51

South African Reserve Bank
--------------------------------------------------------------------------------

The public-sector borrowing requirement as a ratio of gross domestic product was projected to record a turnaround from a surplus of 0,7 per cent in fiscal
2006/07 to a borrowing requirement of 0,3 per cent in fiscal 2007/08, widening to 1,4 per cent in fiscal 2009/10. The borrowing requirement is expected to grow over the medium term driven by large-scale public-sector investment.

                NON-FINANCIAL PUBLIC-SECTOR BORROWING REQUIREMENT

                                    [GRAPHIC OMITTED]

PUBLIC-SECTOR BORROWING REQUIREMENT*
R billions
--------------------------------------------------------------------------------

                                                        Revised
Level of government                                     estimate      Medium-term estimates
                                                        --------------------------------------
                                                        2006/07    2007/08   2008/09   2009/10
                                                        --------------------------------------

National government .................................     -4,4      -11,6      1,8       7,5
RDP Fund ............................................     -0,2       -0,2     -0,2      -0,2
Extra-budgetary institutions ........................     -2,9       -2,0     -1,9      -2,0
Social security funds ...............................     -4,9       -5,7     -6,7      -7,1
Provincial governments ..............................      0,2        0,3     -1,3      -2,9
Local authorities and local government enterprises ..      8,5       10,8     12,2      13,5
General government borrowing** ......................     -3,6       -8,5      3,8       8,8
Per cent of gross domestic product ..................     -0,2%      -0,4%     0,2%      0,4%
Non-financial public enterprises ....................     -7,8       13,6     21,0      23,5
Public-sector borrowing requirement** ...............    -11,4        5,1     24,7      32,3
Per cent of gross domestic product ..................     -0,7%       0,3%     1,2%      1,4%

--------------------------------------------------------------------------------

*    Deficit (+), surplus (-)

**   Calculations may not add up due to rounding

Over the medium term, infrastructure and other capital expenditure at all levels of government were expected to accelerate, and part of this would be financed through an increase in the claims by the public sector on the capital markets.
Some public entities were improving their balance sheets, enabling them to finance part of their capital programme through borrowing.

--------------------------------------------------------------------------------
52                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

STATEMENT OF THE MONETARY POLICY COMMITTEE
07 December 2006

Issued by Mr T T Mboweni, Governor of the South African Reserve Bank, at a
meeting of the Monetary Policy Committee in Pretoria

INTRODUCTION

Inflation has continued its upward trend but is still within the inflation target range. Credit extension and domestic demand remain strong, and there are only tentative signs that household consumer demand may be responding to the tighter monetary policy stance. The recent revisions of the gross domestic product (GDP) data show that the economy has been growing at a faster rate than previously estimated. Reflecting the strong economy, the equity market has reached new highs.

The outlook for the international economy remains somewhat mixed with good growth performances in Europe and Asia, and some weakness in the United States economy. The resultant weakening of the US dollar against some of the major currencies and the rebounding of investor confidence in emerging markets has influenced the rand and other currencies.

RECENT DEVELOPMENTS IN INFLATION

Year-on-year inflation as measured by the consumer price index for metropolitan and other urban areas excluding the interest cost on mortgage bonds (CPIX)
declined to 5,0 per cent in October 2006 from 5,1 per cent in September. The outcome, however, was higher than expected following the R0,50-per-litre reduction in the petrol price in October. Petrol and diesel prices increased at a year-on-year rate of 0,2 per cent in October, compared to 22,1 per cent in
August. The lower petrol price inflation, combined with continued sizeable declines in the prices of clothing and footwear, contributed to the moderation in goods price inflation from 6,0 per cent in August to 5,1 per cent in October.
However, this favourable development was offset by the increase in services inflation from 3,5 per cent in August to 4,6 per cent in October.

The food category remained the main inflation driver. Food price inflation increased from a year-on-year rate of 7,2 per cent in August 2006 to 7,9 per cent and 9,4 per cent in September and October, respectively. Meat prices increased at a year-on-year rate of almost 20 per cent in October, while the prices of fish and other seafood increased by 11,0 per cent. The significance of the meat price developments is illustrated by the fact that if this subcategory were excluded, CPIX inflation would have measured approximately 3,8 per cent in
October. Housing services were primarily responsible for the increase in services inflation in September and October. Administered prices excluding energy increased at a year-on-year rate of 5,5 per cent in October, up from 4,2 per cent in August.

Production price inflation continued to increase markedly and across a broad spectrum of categories. Measured year on year, production price inflation had declined to 9,0 per cent in September 2006 from 9,2 per cent the previous month.
However, in October the year-on-year increase was 10,0 per cent. Imported goods inflation measured 10,4 per cent in October compared to 8,2 per cent in
September. Domestically produced goods

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Quarterly Bulletin March 2007                                                 53

South African Reserve Bank
--------------------------------------------------------------------------------

inflation increased to 9,9 per cent compared to 9,2 per cent in the previous month. The categories displaying the highest year-on-year increases included agricultural products, manufactured food and electricity, gas and water.

THE OUTLOOK FOR INFLATION

The most recent central forecast of the Bank's forecasting model indicates a moderate improvement in the inflation outlook compared to the forecast considered at the October meeting of the Monetary Policy Committee (MPC). CPIX inflation is expected to breach the upper level of the inflation target range in the second quarter of 2007. Thereafter, CPIX inflation is expected to follow a downward path to just above 5 per cent at the end of the forecast period in
2008. The more favourable outlook is as a result of the previous monetary adjustments, and a consolidation of oil prices at around US$60 per barrel.

Inflation expectations have shown a slight deterioration in the fourth quarter of 2006. According to the latest survey conducted on behalf of the Bank by the
University of Stellenbosch-based Bureau for Economic Research (BER), expectations increased marginally by 0,1 percentage points in respect of both
2006 and 2007. However, the forecast for 2008 shows a significant upward adjustment of 0,4 percentage points. The survey results indicate that CPIX inflation is now expected to average 5,4 per cent in both 2007 and 2008. In the previous survey the forecasts were 5,3 per cent and 5,0 per cent, respectively.
Although expectations for all forecast years are within the inflation target range, the upward trend in expectations observed over the past two quarters is a source of some concern to the MPC.

The yield curve became more inverted in October and November 2006. Rather than necessarily reflecting expectations of a drastic slowing in the economy, technical factors are partly responsible for the inversion of the curve. The shorter end of the curve reflects expectations of higher interest rates, while the longer end of the curve is influenced by among other things, demand and supply conditions in the bond market and positive expectations regarding future inflation outcomes.

Notwithstanding the slight improvement in the forecast, the MPC still views the risks to the outlook to be on the upside, with continued pressures on inflation emanating from a number of sources.

There is a mixed picture with respect to the responsiveness of household consumer demand to the cumulative 150-basis-point increase in the repo rate since June. The growth in household consumption expenditure declined moderately from 7,8 per cent in the second quarter of 2006, to 7,2 per cent in the third quarter, with a marked decline in the growth of spending on durable and non-durable goods. Motor vehicle sales trends may indicate a possible impact of the increased interest rates on sales. In November, new motor vehicle sales increased at a modest year-on-year rate of 2,3 per cent, and declined by 3 per cent on a month-on-month basis. The FNB/BER Consumer Confidence Index, however, rose marginally in the fourth quarter following a decline in the third quarter, indicating continued resilience in consumer demand.

Despite tentative signs of moderation in consumer demand, private-sector credit extension remains at high levels. Growth in total loans and advances extended to the private sector has maintained a rate of around 26 per cent since August 2006 despite some securitisation transactions. Mortgage advances remained the main source of credit growth. The higher rates of credit extension have contributed to the further increase in household indebtedness which in the third quarter of this year rose to 73 per

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54                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

cent of household disposable income, while the cost of servicing this debt has also increased marginally. Insolvencies have remained at low levels.

Food price inflation continues to pose a threat to the inflation outlook and is likely to maintain its strong trend in the coming months. Wheat and maize price increases have fed through to food prices at the production price level and a further pass-through to CPIX can be expected. Prices of grain products in CPIX have increased further, and in October, grain product inflation had risen to 5,5 per cent. The futures prices of maize suggest that some respite could be on the way during the first half of next year.

The risk to the inflation outlook arising from oil price developments appears to have abated somewhat. For most of October and November, North Sea Brent crude oil traded at prices between US$55 and US$60 per barrel in the international market. Towards the end of November, prices began to edge up amid fears of further OPEC quota cuts. The oil prices displayed a far lower degree of volatility than was the case during the earlier parts of 2006. The current international oil price levels, and the more recently appreciated rand exchange rate, have led to a R1,14-per-litre decline in domestic petrol prices during the past four months. Nevertheless, the oil price is still considered to pose an upside risk to the inflation outlook, given the sensitivity of oil prices to geopolitical events and the continued tight supply and demand conditions in the oil market.

During the period since the previous meeting of the MPC, the exchange rate of the rand has displayed a degree of volatility. The related uncertainty therefore also poses a risk to the inflation outlook. The rand is currently trading at around R7,10 to the US dollar compared to R7,70 at the time of the October meeting of the MPC. Part of the recent appreciation of the rand against the US dollar can be attributed to the recent 6-per-cent decline in the value of the US dollar against the euro and pound sterling. Against the euro, the rand is currently trading at levels similar to those at the previous MPC meeting. On a trade-weighted basis, the rand has therefore appreciated by about 2,8 per cent since 12 October.

Balance-of-payments developments indicate that the deficit on the trade account narrowed in the third quarter of this year, and has contributed to the decline in the ratio of the current-account deficit to GDP from a revised 5,7 per cent in the second quarter of 2006 to 5,2 per cent in the third quarter. The current-account deficit continues to be adequately financed by capital inflows which are largely attracted by the positive growth prospects of the South
African economy. This year to date, non-resident purchases of South African bonds and equities have exceeded R100 billion, compared to R41 billion for 2005 as a whole. Official gross gold and other foreign-exchange reserves stood at
US$25 billion at the end of November 2006 and the international liquidity position amounted to US$22,2 billion.

The South African economy has sustained its strong growth momentum and grew at revised annualised rates of 5,0 and 5,5 per cent in the first two quarters of this year, respectively. Growth in the third quarter, however, moderated to 4,7 per cent. This decline is not viewed as being indicative of a widening of the output gap, and there are few signs of significant underutilisation of capacity in the economy. The forward-looking indicators also remain favourable. The
Investec/BER Purchasing Managers Index declined in November, but nevertheless still indicates a strong performance in the manufacturing sector. Similarly, in the fourth quarter of this year, the RMB/BER Business Confidence Index remained at the high levels seen over the past two years, while the BER manufacturing survey showed a marked improvement in manufacturing business confidence in the fourth quarter of this year.

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Quarterly Bulletin March 2007                                                 55

South African Reserve Bank
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On the positive side from an inflation-outlook perspective, wage settlement levels appear to be moderate, although there is evidence of a slight upward trend. According to Andrew Levy Employment Publications, the average level of wage settlements in collective bargaining agreements increased marginally from
6,2 per cent in the nine months ending September 2005 to 6,4 per cent over the same period in 2006. Settlements ranged from 4,6 per cent in the retail sector to 8,9 per cent in the mining sector. These settlements remain in line with the inflation target if allowance is made for a moderate increase in labour productivity over time.

Fiscal policy continues to be supportive of monetary policy. In the October
Medium Term Budget Policy Statement, the government has continued to demonstrate its commitment to prudent fiscal management.

International inflation developments are generally seen to be relatively favourable. Global inflation fears appear to have subsided somewhat in the wake of tighter monetary policies by a number of central banks. However, in recent weeks there have been indications of a possible slowdown in the United States economy which have contributed to the uncertainties and volatility in the international financial markets. It is still too early to tell how these developments will play themselves out in the coming months.

MONETARY POLICY STANCE

The MPC has decided to adjust the existing monetary policy stance by increasing the repo rate by 50 basis points to 9,0 per cent per annum with effect from
Friday, 8 December 2006. As always, the MPC will continue to monitor all relevant developments in the economy and will not hesitate to act to ensure that the monetary policy stance remains consistent with achieving the inflation target.

--------------------------------------------------------------------------------
56                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

STATEMENT OF THE MONETARY POLICY COMMITTEE
15 February 2007

Issued by Mr T T Mboweni, Governor of the South African Reserve Bank, at a
meeting of the Monetary Policy Committee in Pretoria

INTRODUCTION

Since the meeting of the Monetary Policy Committee (MPC) in December 2006, the
outlook for inflation has, on balance, improved. Inflation outcomes, with respect to both consumer and producer prices, have been below expectations, mainly as a result of moderating food price inflation and lower international oil prices. Nevertheless, some longer-term risks to the outlook remain. There are still only tentative signs that consumer demand growth is abating. Credit extension has continued to grow at a robust rate. The challenge for monetary policy is to weigh up the perceived medium to long-term risks against the more favourable outlook. In the past few meetings, the MPC has consistently seen these risks to be firmly on the upside.

RECENT DEVELOPMENTS IN INFLATION

Year-on-year inflation as measured by the consumer price index for metropolitan and other urban areas excluding the interest cost on mortgage bonds (CPIX)
remained constant at 5,0 per cent for the three months to December of 2006. In
2006 as a whole, CPIX inflation averaged 4,6 per cent compared to 3,9 per cent in 2005. In December, goods price inflation was unchanged from November at 5,2 per cent, while services price inflation increased to 4,8 per cent from 4,6 per cent in November driven mainly by higher rates of increase in housing services and medical services.

Food price inflation, which has been a major driver of CPIX inflation over the past few months, has shown some signs of moderation. In December food price inflation measured 7,7 per cent, compared to the peak of 9,4 per cent in October
2006. Meat prices, which remain the main contributor to food price inflation, increased by 16,6 per cent in December compared to rates of increase of just below 20 per cent in the previous two months. The petrol price increased at a year-on-year rate of 5,8 per cent in December, despite the R0,07 price decrease in that month. Prices of clothing and footwear fell by almost 12 per cent in
December compared to the previous year.

Production price inflation also shows signs that it may have peaked. Having measured 10,0 per cent in both October and November 2006, production price inflation declined to 9,3 per cent in December. Imported goods inflation measured 9,1 per cent compared to domestically produced goods inflation of 9,4 per cent. The contribution of food to production price inflation moderated in
December which suggests that pressure on food prices at the consumer level could be further contained.

THE OUTLOOK FOR INFLATION

The most recent central forecast of the Bank's forecasting model indicates an improvement in the inflation outlook compared to the forecast considered at the
December meeting of the MPC. CPIX inflation is no longer expected to breach the upper end of the target, but is now expected to peak at an average rate of around 5,6 per cent in the second quarter of this year and to average 4,7 per cent by the fourth quarter of

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 57

South African Reserve Bank
--------------------------------------------------------------------------------

2008. In terms of the model, the improved outlook is primarily the result of the change in the monetary policy stance last year and the improved outlook with regard to expected international oil price developments.

There are a number of additional developments contributing to this positive outlook. There is some evidence of an improvement in market expectations of inflation since the previous MPC meeting. The yield curve has inverted further, reflecting in part an improvement in inflation expectations. The break-even inflation rates as suggested by the yield differential between inflation-linked bonds and conventional government bonds indicate that inflation expectations have improved significantly since September when yields at shorter maturities exceeded 6 per cent. Since then, break-even inflation rates across all maturities have declined.

Inflation expectations are also reflected to some extent in wage settlements in the economy. Recent nominal wage developments are indicative of inflation expectations remaining under control despite a slight upward trend. In the third quarter of 2006, unit labour costs increased at a year-on-year rate of 5,3 per cent, compared to a second-quarter increase of 3 per cent. According to Andrew
Levy Employment Publications, nominal wage settlements averaged 6,5 per cent in
2006 compared to 6,3 per cent in 2005. Although wage settlements were slightly higher in 2006, the inflation rate was higher than in the previous year. If allowance is made for a moderate increase in labour productivity, these increases are consistent with the inflation target.

The domestic economy shows signs that the growth momentum has been maintained at rates around potential. Capacity utilisation levels remain high, particularly in construction and electricity generation, although they are below the peak reached in the second quarter of 2006. Growth in the mining and manufacturing sectors continued to display upward trends in 2006. Seasonally adjusted total mining production increased by 5,5 per cent in the three months ending December
2006, compared with the previous three months, while manufacturing sector output increased by 2,1 per cent over the same period. The positive trend in manufacturing is expected to be sustained as reflected in the Investec/BER
Purchasing Managers Index which reached a level of 57,2 in January 2007.

The exchange rate of the rand has been relatively stable and averaged R7,14 to the US dollar since the previous MPC meeting when it was trading at around
R7,10. During this period, it fluctuated in a range of between R6,93 and R7,40 to the US dollar. The rand is currently trading at around R7,20. On a trade-weighted basis, the rand is relatively unchanged since the previous meeting. Much of the volatility observed since the previous meeting has been due to movements of the US dollar against other currencies, fluctuations in commodity prices and generally illiquid conditions in the local foreign-exchange market at the end of the year.

Balance-of-payments developments suggest that the deficit on the current account might have widened significantly in the fourth quarter of 2006 following an increase in the trade deficit. Preliminary estimates indicate that the deficit on the trade account of the balance of payments more than doubled from the third to the fourth quarter of 2006. In the fourth quarter, the value of merchandise imports increased by about 17 per cent from the third quarter, while the value of merchandise exports increased by about 8,5 per cent. Much of the import momentum in the fourth quarter, however, can be ascribed to the 140-per-cent increase in the volume of oil imports compared to the third quarter. This inventory build-up appears to be exceptional and oil imports are unlikely to be sustained at these levels.

--------------------------------------------------------------------------------
58                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

We have emphasised on a number of occasions that the MPC does not have a target for the current account, nor does the MPC view deficits on the current account to be inflationary in themselves. The mandate of the Bank is to maintain inflation within the target range of 3 to 6 per cent. The risk to inflation arises if the market perceives a particular level of the current account to be unsustainable, which could have implications for the exchange rate and, consequently, for the inflation rate. To date the current-account deficit, including that in the fourth quarter, has been adequately financed. Current developments appear to indicate that the current-account deficit will continue to be adequately financed given the coherent macroeconomic policy framework of the country and positive growth prospects. Non-resident purchases of South
African bonds and equities totalled R108 billion in 2006 as a whole, compared to
R41 billion for 2005. This year to date, the non-residents have been net buyers of bonds and equities to the value of around R5,1 billion. Official gross gold and other foreign-exchange reserves stood at US$25,9 billion at the end of
December 2006 and the international liquidity position amounted to US$23,3 billion.

Fiscal policy has remained supportive of monetary policy. International factors also provide a benign backdrop to the inflation outlook. Global growth prospects generally remain positive, with most regions expected to experience sustainable growth rates. The global interest rate cycle appears to have peaked in most regions, and world inflation is expected to remain under control.

International oil price developments have impacted positively on inflation outcomes. The price of North Sea Brent crude oil, which was above US$62 per barrel at the time of the December meeting, reached a 20-month low of around
US$51 per barrel in January following the unseasonably warm winter in the northern hemisphere. However, a further reduction in output quotas by OPEC, effective from 1 February 2007, and colder weather in Europe and the US resulted in prices rising again towards US$60 per barrel. In the past few days the price of Brent crude has declined to around US$56 per barrel as fears of further OPEC cuts abated. Domestic petrol prices increased by R0,06 per litre in January, but were reduced by R0,23 cents per litre in February. This recent relative stability in the oil market has reduced the risk posed to inflation from this source. Nevertheless, given the tight supply and demand conditions in the market, oil prices remain vulnerable to geopolitical developments.

As has been the case at the past few meetings, the central concern of the MPC was the continued strong pace of household consumption expenditure growth and its potential impact on inflation. It is recognised that there are lags in the adjustment to interest rate changes, and the question facing the Committee was the extent to which further reactions to interest rate changes can still be expected. This is a difficult judgement call to make in the light of the inevitable lags in data collection. Consumer demand, however, still appears to be growing robustly despite the 200-basis-point increase in the repo rate last year. Real retail sales growth increased at a year-on-year rate of 12,3 per cent in November but moderated somewhat to 7,2 per cent in December. On a seasonally adjusted month-on-month basis a decline of 2,1 per cent was recorded. It is still premature to tell whether this is the beginning of a new trend. There are also tentative signs that demand for motor vehicles may be declining.

Household consumption expenditure has been underpinned by the continued asset price growth which has contributed to the sustained strength in household balance sheets. Share prices on the JSE Securities Exchange have continued to reach new highs. The all-share index increased by 38 per cent during 2006 and, since the previous meeting of the MPC, has increased by 9 per cent. House prices have also continued to

--------------------------------------------------------------------------------
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South African Reserve Bank
--------------------------------------------------------------------------------

increase at a brisk pace. According to the Absa house price index, house prices are still growing at year-on-year rates of almost 15 per cent.

Twelve-month growth in banks' loans and advances extended to the private sector increased by almost 28 per cent in December, although the annualised quarterly growth showed some sign of moderation, declining from 28,6 per cent in the third quarter to 26,6 per cent in the fourth quarter. Mortgage advances grew at rates of around 30 per cent for much of 2006, while instalment sale credit and leasing finance recorded year-on-year growth of 15,8 per cent in December. These increases were despite further securitisation transactions on the part of the banks. Of significance is the fact that growth in total loans and advances to the corporate sector increased from 27,6 per cent in October to 31,8 per cent in
December, whereas growth of credit extended to the household sector declined from 26,1 per cent in October to 24,3 per cent in December.

MONETARY POLICY STANCE

On the basis of the foregoing analysis, the MPC is satisfied that the inflation outlook has improved somewhat and expects inflation to remain within the target range for the forecast period. As the mandate of the Bank is to keep inflation within the inflation target range, the MPC has decided to leave the repo rate unchanged for now at 9 per cent per annum. However, risks to the inflation outlook remain and the MPC will continue to closely monitor developments with a view to adjusting the monetary policy stance as and when required.

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60                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

NOTE ON FLOWS OF FUNDS IN SOUTH AFRICA'S NATIONAL FINANCIAL ACCOUNTS FOR THE
YEAR 2005

by Z Nhleko and D H Meyer(1)

INTRODUCTION

The flow-of-funds accounts, presented as an addendum to this note and on pages
S-44 and S-45 of this issue of the Quarterly Bulletin, summarise the financial interrelationships that run through the monetary and financial statistics, national accounts, balance of payments and government finance statistics.

All institutional sectors in the South African economy generate income, incur expenditure and adjust their balance sheets on a continuous basis. The national financial accounts provide an overview of these transaction flows in an integrated framework. By eliminating valuation changes in asset values to reflect only transaction flows, this note analyses both the real and financial flow-of-funds activities in the economy for the year 2005.

Surveys and other sources of information available to the Research Department of the South African Reserve Bank are used to compile the flow-of-funds accounts.
Twenty-one institutional sectors are balanced individually and consolidated into eleven economic sectors by way of contra-entry accounting in two-dimensional tables(2).

FINANCING BALANCES

The saving-investment gap of individual sectors determines the extent to which a sector will borrow from or lend funds to other sectors. In the expansion of the country's infrastructure and productive capacity in general, building and construction activity has accelerated considerably in South Africa, adding to the need to augment domestic saving to meet the challenge. Accordingly, the domestic saving-investment gap remains negative. Table 1 summarises the saving and investment activity in South Africa for 2004

TABLE 1    FINANCING BALANCES(1,2), 2004 AND 2005
R millions Surplus units (+)/deficit units (-)
--------------------------------------------------------------------------------

                                              2004                                 2005
                           -------------------------------------------------------------------------------
                                       Gross     Net lending (+)/    Gross      Gross     Net lending (+)/
                            Gross     capital           net          saving    capital          net
                            saving   formation     borrowing (-)              formation    borrowing (-)
                           -------------------------------------------------------------------------------

Foreign sector (3) .....    44 295         --         44 295         58 191         --         58 191
Financial intermediaries    39 676      7 357         32 319         30 399      5 396         25 003
General government .....   -16 086     36 430        -52 516          9 986     41 245        -31 259
Non-financial business
enterprises
   Public ..............    44 751     40 972          3 779         38 737     30 062          8 675
   Private .............   102 380    126 247        -23 867        112 178    165 121        -52 943
Households(4) ..........    32 781     36 791         -4 010         31 425     39 092         -7 667
                           -------------------------------------------------------------------------------
TOTAL ..................   247 797    247 797             --        280 916    280 916             --
----------------------------------------------------------------------------------------------------------

(1)  Gross saving plus net capital transfers less gross capital formation. Gross capital formation consists of total fixed-capital formation and total changes in inventories, before providing for consumption (depreciation) of fixed capital.

(2)  A positive amount reflects a net lending position and by implication the net acquisition of financial assets, whereas a negative amount reflects a net borrowing position and by implication the net incurrence of financial liabilities.

(3)  A positive amount reflects a surplus for the rest of the world and is therefore a deficit on South Africa's balance on current account of the balance of payments. A negative amount represents a deficit for the rest of the world and is a surplus on South Africa's balance on current account of the balance of payments.

(4)  Including unincorporated business enterprises and non-profit institutions serving households.

(1)  The views expressed are those of the authors and do not necessarily reflect the views of the South African Reserve Bank. The Bank wishes to express its sincere appreciation to all the reporting organisations -government departments, financial market and other public and private-sector institutions -for their co-operation in furnishing the data used for the compilation of South Africa's financial accounts.

(2)  Research Department flow-of-funds compilaton guides and notes. See also
     Kock and Meyer.

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South African Reserve Bank
--------------------------------------------------------------------------------

and 2005 across the main sectors, while Table 2 depicts the share of each sector in gross saving and gross capital formation.

TABLE 2 GROSS SAVING AND GROSS CAPITAL FORMATION BY SECTOR, 2004 AND 2005
--------------------------------------------------------------------------------

                                      2004                           2005
                          ----------------------------  ------------------------------
                                            Capital                        Capital
                            Saving as     formation as    Saving as     formation as
                          percentage of  percentage of  percentage of  percentage of
                          ------------------------------------------------------------
                           Total  GDP      Total  GDP     Total  GDP     Total  GDP
                          ------------------------------------------------------------

Foreign sector .........     18     3        21     4
Financial intermediaries     16     3         3     1       11     2        2     1/2
General government .....     -7    -1        15     3        4     1       15     3
Non-financial business
enterprises
   Public ..............     18     3        17     3       14     3       11     2
   Private .............     41     7        51     9       40     7       59    11
Households .............     13     2        15     3       11     2       14     3
                          ------------------------------------------------------------
TOTAL ..................    100             100            100            100
--------------------------------------------------------------------------------------

Private non-financial business enterprises were responsible for 40 per cent of the total gross saving in 2005. However, the sector was a net borrower of funds due to its large capital formation activity that amounted to 59 per cent of total gross capital formation. Although general government remained a net borrower of funds in 2005, its borrowing need was much less than in 2004 when it was the largest net borrower of funds. Households were net lenders of funds in the first half of the year, but closed the year as net borrowers of funds.
Financial intermediaries and public non-financial business enterprises were net lenders of funds.

The accompanying diagram is a condensed sector-to-sector analysis of the net flow of funds showing the financial relationships among the main sectors of the
South African economy. The net lending (+) or borrowing (-) positions of the sectors are shown inside the boxes and the inter-sectoral flow of funds are shown outside the boxes. The net lending or borrowing position of each sector is calculated by treating inflows as negatives and outflows as positives. The net lending position of the foreign sector mirrored the domestic shortage of R58 billion for the year 2005. The foreign sector received a further R22 billion from financial intermediaries, allowing it to direct a net flow of R78 billion to non-financial business enterprises. At the same time, a net flow of R46 billion was recorded from non-financial business enterprises to the general government, enabling the latter to effect a net flow of R16 billion to financial intermediaries.

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62                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

NET INTERSECTORAL FLOW OF FUNDS, 2005
R billions

                                [GRAPHIC OMITTED]

SECTORAL ANALYSIS

The lending and borrowing needs of individual sectors in 2005 and their usage of the various categories of financial-market instruments are briefly reviewed in this section.

FOREIGN SECTOR

The foreign sector represents all non-resident units that enter into transactions with South African residents. In 2005 South Africa was a net recipient of funds from the rest of the world, thereby financing the deficit of
R58,2 billion recorded on the current account of the balance of payments.

As shown in Table 3, domestic saving was augmented by inflows from the rest of the world. The domestic economy's total incurrence of financial liabilities exceeded its net acquisition of financial assets by an amount similar to the current-account deficit. The main categories of inflows from the rest of the world were increased holdings of domestic shares, and the extension of trade credit and short-term loans to domestic sectors. The domestic economy increased its exposure to foreign deposits, loans, shares and long-term loans while the monetary authority increased its holdings of gold and foreign-exchange reserves.

TABLE 3 FLOW OF FUNDS: FOREIGN SECTOR AND COMBINED DOMESTIC SECTORS, 2005
R millions
--------------------------------------------------------------------------------
                                                Domestic
                                            institutional  Rest of the
                                               sectors        world       Total
                                            ------------------------------------
Gross saving .............................      222 725       58 191    280 916
Gross capital formation ..................      280 916           --    280 916
                                            ------------------------------------
Net lending (+)/net borrowing (-) ........      -58 191       58 191         --
                                            ------------------------------------
Net acquisition of financial assets ......      622 464      129 270    751 734
Net incurrence of financial liabilities ..      680 655       71 079    751 734
--------------------------------------------------------------------------------

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Quarterly Bulletin March 2007                                                 63

South African Reserve Bank
--------------------------------------------------------------------------------

FINANCIAL INTERMEDIARIES

Financial intermediaries in South Africa are grouped into five subsectors and consist of both banks and non-bank institutions. The five subsectors are the monetary authority, other monetary institutions, the Public Investment
Corporation, insurers and retirement funds, and other financial institutions.
Financial intermediaries convert deposits and investments received into financial instruments that meet the needs of borrowers. They therefore attract financial flows from entities with surplus funds while meeting the financial needs of those seeking funding. The various intermediaries are discussed individually in the paragraphs below.

MONETARY AUTHORITY

The monetary authority sector consists of the South African Reserve Bank and the
Corporation for Public Deposits. This sector interacts mostly with other monetary institutions, the central government and the foreign sector. In 2005 the monetary authority sector received deposits amounting to R38,5 billion, mainly from banks and the central government. The monetary authority also entered into transactions which increased its holdings of foreign-exchange reserves by R36,8 billion in 2005. This sector contributed 6 per cent of total financial-intermediary asset flows in 2005.

OTHER MONETARY INSTITUTIONS

The other monetary institutions sector comprises the consolidated accounts of banks, mutual banks, the Land Bank and the Postbank. As depicted in Table 4, other monetary institutions incurred financial liabilities of R216,7 billion in
2005, of which 90 per cent was monetary deposits. Other monetary institutions played a major role in financing the debt of domestic sectors as almost 80 per cent of their flow of funds to deficit sectors was through loans. In 2005 mortgage loans worth R115,0 billion and other bank loans and advances amounting to R64,7 billion were extended to deficit sectors. Other monetary institutions also increased their deposits with foreign institutions by R19,0 billion during the year under review.

The steep increase in mortgage loans as well as other bank loans and advances in
2005 was consistent with the upbeat economic environment, the relatively low cost of credit and the buoyant property market. It also strongly mirrored the positive wealth effects arising from both financial and real-estate assets.

In 2005 other monetary institutions utilised 99 per cent of their total resources to acquire financial assets, while the remainder was absorbed in their own capital formation activity. This sector was the largest role player in the intermediation process, accounting for close to 50 per cent of financial-intermediary asset flows and almost a quarter of total asset flows.
Its total asset and liability flows amounted to 15 per cent of gross domestic product in 2005, highlighting its importance in the economy.

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64                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

TABLE 4 FLOW OF FUNDS: OTHER MONETARY INSTITUTIONS, 2005
--------------------------------------------------------------------------------
Transaction items                                         Sources/       Uses/
                                                        liabilities     assets
                                                         R millions   R millions
                                                        ------------------------
Gross saving ........................................      11 067
Gross capital formation .............................                     3 158

Net lending (+)/net borrowing (-) ...................                     7 909
Net financial investment (+/-) ......................       7 909

Net incurrence of financial liabilities..............     216 705
Net acquisition of financial assets .................                   224 614

   Monetary deposits ................................     194 482         5 895
   Deposits with other institutions..................          --        17 009
      Foreign .......................................          --        18 984
      Domestic ......................................          --        -1 975
   Bank loans and advances ..........................      -1 007        64 720
   Bills, bonds and loan stock ......................        -903        -7 699
   Mortgage loans ...................................          --       115 031
   Other assets/liabilities ........ ................      24 133        29 658

TOTAL SOURCES/LIABILITIES AND USES/ASSETS............     227 772       227 772
                                                        ------------------------
                                                                      Per cent
                                                                      --------
Percentage of total sources used for gross capital formation.......      1,0
Percentage of total sources used to acquire financial assets.......     99,0
Percentage of total asset flows ...................................     22,0
Percentage of total financial-intermediary asset flows ............     48,0
Total asset/liability flows as percentage of GDP ..................     15,0
--------------------------------------------------------------------------------
PUBLIC INVESTMENT CORPORATION(4)

More than 90 per cent of investment funds received by the Public Investment
Corporation are from the government employees' pension and provident funds. The corporation received inflows of R68,7 billion in 2005 and invested R28,2 billion of this amount in domestic shares and R21,4 billion in government bonds.
Monetary deposits made by the corporation amounted to R11,8 billion. The Public
Investment Corporation accounted for 14 per cent of the total financial-intermediary asset flows in 2005 compared with 12 per cent in 2004.

INSURERS AND RETIREMENT FUNDS

The net financing surplus of insurers and retirement funds has been declining in recent years. In 2005 a net financing surplus of R4,9 billion was recorded, compared with net financing surpluses of R7,9 billion in 2004 and R10,5 billion in 2003. Insurers and retirement funds contributed 19 per cent to the total of financial-intermediary flows in 2005. Table 5 indicates that the insurers and retirement funds sector received the bulk of its funds through contributions by members, which amounted to R53,8 billion in 2005.

Against the background of an extended bull-run in the equities market and the risks attached to it and also given some takeover and restructuring activity this sector, on balance, reduced its holdings of domestic shares. The sector instead exhibited a preference for less risky investments such as monetary deposits and fixed-interest securities. This sector's total asset and liability flows amounted to 6 per cent of gross domestic product in 2005.

(4)  The Public Investment Commissioners was corporatised in April 2005, and renamed Public Investment Corporation in the flow of funds.

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South African Reserve Bank
--------------------------------------------------------------------------------
TABLE 5 FLOW OF FUNDS: INSURERS AND RETIREMENT FUNDS, 2005
--------------------------------------------------------------------------------
                                                                      R millions
                                                                      ----------
Financing balance .................................................       4 859
Net incurrence of financial liabilities ...........................      84 237
   Members' interest in the reserves of retirement and insurance
   funds...........................................................      53 770
   Other liabilities ..............................................      30 467

Net acquisition of financial assets ...............................      89 096
   Monetary deposits ..............................................      15 803
   Other deposits .................................................      57 236
      Public Investment Corporation ...............................      62 964
      Foreign deposits ............................................         309
      Other .......................................................      -6 037
   Bills and bonds ................................................      24 997
      Short-term government bonds .................................         608
      Long-term government bonds ..................................      21 033
      Other .......................................................       3 356
   Other loan stock and preference shares .........................      10 690
      Domestic ....................................................       9 600
      Foreign .....................................................       1 090
   Shares .........................................................     -29 850
      Domestic ....................................................     -47 655
      Foreign .....................................................      17 805
   Other assets ...................................................      10 220

                                                                       Per cent
                                                                      ----------
Percentage of total asset flows ...................................       8,0
Percentage of total financial-intermediary asset flows ............      19,0
Total asset/liability flows as percentage of GDP ..................       6,0
--------------------------------------------------------------------------------
OTHER FINANCIAL INSTITUTIONS

Other financial institutions comprise collective investment schemes, trust companies, finance companies and public financial enterprises. Collective investment schemes, in turn, comprise unit trusts and participation bond schemes. Unit trusts dominate the activities of the other financial institutions sector, acquiring funds mainly through the sale of units in unit trusts and investing the proceeds through the purchase of securities, lending and similar activities. As shown in Table 6 on the following page, other financial institutions received funds from investors amounting to R58,3 billion in 2005.
These funds were received mainly from institutional investors.

Other financial institutions preferred investment in monetary deposits, shares and private-sector loan stock. This sector accounted for 13 per cent of the total financial-intermediary asset flows in 2005. The total asset and liability flows of other financial institutions amounted to 4 per cent of gross domestic product in 2005.

CENTRAL AND PROVINCIAL GOVERNMENTS

The financing deficit of the central and provincial governments amounted to
R12,0 billion or almost 1 per cent of gross domestic product in 2005, significantly less than the deficit of R27,0 billion recorded in 2004. The deficit was financed by raising funds mainly in the domestic financial markets, as shown in Table 7. Improvements in the government's financial position resulted in a significantly lower issuance of government debt instruments as compared to previous years, resulting in investors facing a declining availability of so-called risk-free financial assets.

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66                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

Similar to previous years, the Public Investment Corporation and the insurers and retirement funds were the two main sectors which took new issuances of bonds in 2005.

TABLE 6 FLOW OF FUNDS: OTHER FINANCIAL INSTITUTIONS, 2005
--------------------------------------------------------------------------------
                                                                      R millions
                                                                      ----------
Financing balance .................................................     10 735
Net incurrence of financial liabilities ...........................     51 477
   Deposits received ..............................................     58 307
   Long-term loans ................................................       -884
   Other liabilities ..............................................     -5 986

Net acquisition of financial assets ...............................     62 212
   Monetary deposits ..............................................     32 819
   Other deposits .................................................      1 862
      Foreign deposits ............................................      1 975
      Other .......................................................       -113
   Bills and bonds ................................................      4 032
      Short-term government bonds .................................     -2 311
      Long-term government bonds ..................................      5 650
      Other .......................................................        693
   Trade credit and short-term loans ..............................     -4 252
   Other loan stock and preference shares .........................      7 077
      Domestic ....................................................      4 545
      Foreign .....................................................      2 532
   Shares .........................................................     34 100
      Domestic ....................................................     41 560
      Foreign .....................................................     -7 460
   Other assets ...................................................    -13 426

                                                                       Per cent
                                                                      ----------
Percentage of total asset flows ...................................       6,0
Percentage of total financial-intermediary asset flows ............      13,0
Total asset/liability flows as percentage of GDP ..................       4,0
--------------------------------------------------------------------------------
TABLE 7 FLOW OF FUNDS: CENTRAL AND PROVINCIAL GOVERNMENTS, 2005
--------------------------------------------------------------------------------
                                                                      R millions
                                                                      ----------
Financing balance .................................................    -11 991
Net acquisition of financial assets ...............................     28 227

Net incurrence of financial liabilities by financial instrument....     40 218
   Treasury bills .................................................      4 678
   Short-term government bonds ....................................      5 835
   Long-term government bonds .....................................     19 082
   Non-marketable government bonds ................................      2 502
   Other .........................................................       8 121

Financing by sector ...............................................     40 218
   Foreign sector .................................................      1 308
   Public Investment Corporation ..................................     24 907
   Insurers and retirement funds ..................................     21 710
   Other financial institutions ...................................      9 314
   Other domestic sectors .........................................      6 004
--------------------------------------------------------------------------------

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Quarterly Bulletin March 2007                                                 67

South African Reserve Bank
--------------------------------------------------------------------------------
LOCAL GOVERNMENTS

Local governments recorded a financing deficit of R19,3 billion in 2005. This deficit was financed by reducing their holdings of financial assets as well as by increasing their usage of bank loans, trade credit and short-term loans from both domestic and foreign financial institutions.

PUBLIC NON-FINANCIAL CORPORATE BUSINESS ENTERPRISES

In 2005 the public non-financial corporate business enterprises sector was able to finance its gross capital formation of R30,0 billion and still retain excess funds of R8,7 billion which it could channel to deficit sectors. Funds were mainly channelled to deficit sectors through monetary deposits, the extension of trade credit and short-term loans, and the acquisition of bills, bonds and loan stock.

PRIVATE NON-FINANCIAL CORPORATE BUSINESS ENTERPRISES

Private non-financial corporate business enterprises recorded a financing deficit of R52,9 billion in 2005, much higher than the deficit of R23,9 billion recorded in 2004. The deficit was financed mainly by issuing shares, taking up bank loans and issuing bonds.

TABLE 8    FLOW OF FUNDS: PRIVATE NON-FINANCIAL CORPORATE BUSINESS
           ENTERPRISES, 2005
--------------------------------------------------------------------------------
Transaction items                                         Sources/       Uses/
                                                        liabilities     assets
                                                         R millions   R millions
                                                        ------------------------
Gross saving ........................................     112 137
Capital transfers ...................................          73            32
Gross capital formation .............................                   165 121

Net lending (+)/net borrowing (-) ...................     -52 943
Net financial investment (+/-) ......................                    -52 943

Net incurrence of financial liabilities .............      94 354
Net acquisition of financial assets .................                    41 411
   Monetary deposits ................................          --        71 347
   Other deposits ...................................     -11 259        47 974
   Bank loans and advances ..........................      38 763            --
   Trade credit and short-term loans ................      -4 395       -20 015
   Bills, bonds and loan stock ......................      15 604       -16 804
   Shares ...........................................      56 343         4 065
      Domestic ......................................       6 013         2 593
      Foreign .......................................      50 330         1 472
   Long-term and mortgage loans .....................      27 326          -784
   Other assets/liabilities .........................     -28 028       -44 372

Total sources/liabilities and uses/assets............     206 564       206 564
                                                        ------------------------
                                                                      Per cent
                                                                      ----------
Percentage of total sources used for gross capital formation ......     80,0
Percentage of total sources used to acquire financial assets ......     20,0
Percentage of total asset flows ...................................     20,0
Gross capital formation as percentage of GDP ......................     11,0
Total asset/liability flows as percentage of GDP ..................     13,0
--------------------------------------------------------------------------------
A portion of the excess funds was deposited with monetary institutions and non-bank financial institutions. The sector also incurred a significant amount of mortgage debt as

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68                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

real-estate acquisition and construction activity continued, spurred by the protracted period of solid economic growth.

The sector's gross capital formation of R165,1 billion represented 59 per cent of the total domestic gross capital formation in 2005 and, as such, underscored its crucial role in domestic capital formation. The total asset and liability flows of private non-financial business enterprises amounted to 9 per cent of gross domestic product in 2005.

Households

Households, on balance, recorded a fairly limited financing deficit of R7,7 billion in 2005. However, the sector increased both its financial liabilities and asset holdings by large amounts. Its build-up of liabilities was mainly in the form of mortgage loans and other bank loans and advances. At the same time households added substantially to their interest in retirement and life funds, followed by monetary deposits. Investment with other financial institutions, such as unit trusts, continued to grow, albeit at a slower pace than in 2004.

SUMMARY AND CONCLUSION

Financial-market activity in 2005 was buoyed by positive economic prospects that included benign inflation and lower interest rates. These conditions encouraged economic sectors to alter their holdings of financial assets and their incurrence of financial liabilities. Appetite for bank credit remained buoyant -
simultaneously contributing to and stimulated by the strong increases in property prices. The analysis of South Africa's national financial accounts for the year 2005 highlights several aspects:

o    A continued net inflow of funds from the rest of the world, augmenting domestic saving to finance accelerating capital formation and growth;

o    the associated stronger pace of capital formation by non-financial business enterprises in particular;

o    a continued increase in the gold and foreign-currency holdings of both the monetary authorities and other monetary institutions;

o    the continued buoyancy of credit extended by banks to households, alongside an expansion in mortgage loans extended to private non-financial corporate business enterprises;

o    the reduced availability of government securities in the domestic financial markets due to improvements in the national government's financial position;

o    the continued importance of financial intermediaries as the funnel for channelling funds to deficit sectors; and

o    limited net borrowing by the household sector, as the incurrence of large amounts of debt is offset by strong increases in households' interest in retirement and life funds.

REFERENCES

Bomfim, A N. 2001. Optimal portfolio allocation in a world without treasury securities. Finance and economics discussion series, November. Washington, DC:
Federal Reserve Board.

Center for capital flow analysis. 2007. (Accessed 1 February 2007) Available
[online]: http://capital-flow-analysis.info/index.html

Kock, M A and Meyer, D H. 2001: A note on flows of funds in South Africa's national financial accounts for the year 1999. Quarterly Bulletin, No 219,
March. Pretoria: South African Reserve Bank.

Nhleko, Z and Meyer, D H. 2006. Note on flows of funds in South Africa's national financial accounts for the year 2004. Quarterly Bulletin, No 239,
March. Pretoria: South African Reserve Bank.

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Quarterly Bulletin March 2007                                                 69

South African Reserve Bank
--------------------------------------------------------------------------------

NATIONAL FINANCIAL ACCOUNT

FLOW OF FUNDS FOR THE FIRST QUARTER 2005(1)

R millions

------------------------------------------------------------------------------------------------------------------------------------
                                                                         Financial intermediaries
               Sectors                               -------------------------------------------------------------------------------
               -------                                                                      Public     Insurers and        Other
                                         Foreign          Monetary      Other monetary    Investment    retirement       financial
                                          sector          authority     institutions(2)  Corporation(3)     funds       institutions
                                     -----------------------------------------------------------------------------------------------
              Transaction items         S       U       S        U       S         U       S      U       S      U     S      U
------------------------------------------------------------------------------------------------------------------------------------

 1. Net saving(4) ..................  10 734             319             6 085                          2 106          2 094
 2. Consumption of fixed
    capital(4) .....................                       6               957                             19            105
 3. Capital transfers ..............      19      72
 4. Gross capital formation(4) .....                               17               344                            16            575
------------------------------------------------------------------------------------------------------------------------------------
 5. Net lending (+)/net borrowing
    (-) (S) ........................  10 681             308             6 698                          2 109          1 624
 6. Net financial investment (+)
    or (-) (U) .....................          10 681              308             6 698                         2 109          1 624
------------------------------------------------------------------------------------------------------------------------------------
 7. Net incurrence of financial
    liabilities
    (Total S 9 - 32) ...............  11 380         - 2 407            38 713          23 670         26 511         17 358
 8. Net acquisition of financial
    assets
    (Total U 9 - 32) ...............          22 061         -  2 099            45 411         23 670         28 620         18 982
------------------------------------------------------------------------------------------------------------------------------------
 9. Gold and other foreign reserves    6 489                    6 489
10. Cash and demand monetary(5)
    deposits .......................           4 606 - 4 416    2 803   12 610    1 145        - 1 235            925          8 179
11. Short/medium-term monetary(5)
    deposits .......................          11 097                    16 490                 - 1 166          1 603            221
12. Long-term monetary(5) deposits .             732      36            18 165                  11 158          1 328          3 625
13. Deposits with other financial
    institutions ...................             - 3                                138        -10 244          - 490 11 068
14. Deposits with other
    institutions ...................   7 058                                      4 945 23 670   - 131  - 131  16 972            407
15. Treasury bills .................                            - 347           - 3 359          1 998          1 099          - 520
16. Other bills ....................   5 528                    3 687    - 477    - 384        - 2 569      1      30    163 - 3 066
17. Bank loans and advances ........   - 331             682 -  9 642      358   24 769                 - 135           - 10
18. Trade credit and short-term
    loans .......................... - 1 996 - 3 466   2 291      262    5 831      413                 1 899   - 801    852   1 714
19. Short-term government bonds ....             - 3         -  5 444             - 130          9 404            565            - 2
20. Long-term government bonds .....         - 1 278                           - 12 330        - 5 065            532            148
21. Non-marketable government
    bonds(6) .......................             225              156
22. Securities of local governments       10                                         39           - 12           - 19           - 38
23. Securities of public
    enterprises ....................   - 131    - 69     779                      2 322            339          - 835    599     560
24. Other loan stock and preference
    shares ......................... - 3 384     123                     - 176  - 6 834           - 65  - 648     623      8   - 128
25. Ordinary shares ................   2 657   9 331                      - 40      201         21 376     62   6 548            487
26. Foreign branch/head office
    balances
27. Long-term loans ................     528   2 670                                                 4   - 41 - 1 222    710   1 139
28. Mortgage loans .................      76                                     17 665                         - 406             51
29. Interest in retirement and life
    funds(7) .......................             188                                                   15 760
30. Amounts receivable/payable ..... - 5 371 - 4 432   - 409      - 4  - 3 622   10 931            136  2 528   7 318  1 702   6 199
31. Other assets/liabilities .......     247   2 340 - 1 370     - 59 - 10 319    5 660          - 258  6 912 - 4 862  2 200    - 69
32. Balancing item .................                                     - 107      220                   304   - 288     66      75
------------------------------------------------------------------------------------------------------------------------------------

S = SOURCES, i.e. net increase in liabilities at transaction value.

U = Uses, i.e. net increase in assets at transaction value.

KB230

(1.) A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

(2.) Including mutual banks and the Postbank.

(3.) Before April 2005 the Public Investment Commissioners.

(4.) As taken from the national income (and production) accounts.

(5.) Namely deposits with the SA Reserve Bank (including coin liabilities),
     Corporation for Public Deposits, banks, the Land Bank, mutual banks and the
     Postbank.

(6.) Non-marketable bonds and other Treasury bills.

(7.) Members' interest in the reserves of retirement and all insurance funds.

--------------------------------------------------------------------------------
70                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

NATIONAL FINANCIAL ACCOUNT (CONTINUED)
FLOW OF FUNDS FOR THE FIRST QUARTER 2005(1)

R millions

-------------------------------------------------------------------------------------------------------------------------------
                                     General government        Corporate business enterprises
         Sectors            ------------------------------------------------------------------
         -------                 Central
                                   and
                                provincial         Local         Public           Private        Households,
                               governments      governments      sector            sector            etc.           Total
                            ---------------------------------------------------------------------------------------------------
Transaction items               S        U       S       U       S       U        S       U       S      U        S       U
-------------------------------------------------------------------------------------------------------------------------------

 1. Net saving(4) .........  - 4 210          - 5 912             421              968          3 658           16 263
 2. Consumption of fixed
    capital(4) ............    4 156            2 813           5 652           25 343          6 297           45 348
 3. Capital transfers .....             4 116   2 131           1 065               38       7    954      12    4 207    4 207
 4. Gross capital
    formation(4) ..........             5 188           4 881           6 317           35 576          8 697            61 611
 ------------------------------------------------------------------------------------------------------------------------------
 5. Net lending (+)/net
    borrowing (-) (S) .....  - 9 358          - 5 849             821          - 9 234          2 200                -
 6. Net financial
    investment (+) or
    (-) (U) ...............           - 9 358         - 5 849             821          - 9 234          2 200                 -
-------------------------------------------------------------------------------------------------------------------------------
 7. Net incurrence of
    financial liabilities
    (Total S 9 - 32) ...... - 11 024            4 916              20           29 565         20 395          159 097
 8. Net acquisition of
    financial assets
    (Total U 9 - 32) ......          - 20 382           - 933             841           20 331         22 595           159 097
 -------------------------------------------------------------------------------------------------------------------------------
 9. Gold and other foreign
    reserves ..............                                                                                      6 489    6 489
10. Cash and demand
    monetary(5) deposits ..          - 13 020           1 221           3 314            - 855          1 111    8 194    8 194
11. Short/medium-term
    monetary(5) deposits ..               153           3 218           3 367          - 4 130          2 127   16 490   16 490
12. Long-term monetary(5)
    deposits ..............             1 843             680           - 160              795        - 1 800   18 201   18 201
13. Deposits with other
    financial institutions                              - 354           - 853           20 375          2 499   11 068   11 068
14. Deposits with other
    institutions ..........             1 673            - 13    - 59      61  - 5 638     840            146   24 900   24 900
15. Treasury bills ........      476                                                     1 605                     476      476
16. Other bills ...........               153                   - 644     303  - 2 104   4 313                   2 467    2 467
17. Bank loans and
    advances ..............  - 9 203            - 192           - 603           13 773         10 788           15 127   15 127
18. Trade credit and
    short-term loans ......      259      218   1 269 - 1 442     307      68 - 17 186   1 469  1 663 - 3 246  - 4 811  - 4 811
19. Short-term government
    bonds .................    4 580                      - 3              60              152           - 19    4 580    4 580
20. Long-term government
    bonds ................. - 17 192                     - 53             133              742           - 21 - 17 192 - 17 192
21. Non-marketable
    government bonds(6) ...      560                                                                      179      560      560
22. Securities of local
    governments ...........                      - 12                       5               27            - 4      - 2      - 2
23. Securities of public
    enterprises ...........                 2              16   1 413     315                              10    2 660    2 660
24. Other loan stock and
    preference shares .....                                34     209     106  - 3 601 - 1 457              6  - 7 592  - 7 592
25. Ordinary shares .......               581                   2 721       4   33 297     147             22   38 697   38 697
26. Foreign branch/head
    office balances .......
27. Long-term loans .......      187      257     685    - 12   2 428     118  - 1 874   - 754  - 178     245    2 445    2 445
28. Mortgage loans ........                              - 83    - 70           17 881          - 660           17 227   17 227
29. Interest in retirement
    and life funds(7) .....                                             - 205            1 980         13 797   15 760   15 760
30. Amounts receivable/
    payable ...............      935     - 43      20           - 412     435    9 896 - 6 491  8 782           14 049   14 049
31. Other assets/
    liabilities ...........    8 281 - 12 321   2 859 - 4 349 - 4 952 - 6 173 - 15 158   1 248          7 543 - 11 300 - 11 300
32. Balancing item ........       93      122     287     207   - 318    - 57      279     325                     604      604
--------------------------------------------------------------------------------------------------------------------------------

S = SOURCES, i.e. net increase in liabilities at transaction value.

U = USES, i.e. net increase in assets at transaction value.

KB231

(1.) A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

(2.) Including mutual banks and the Postbank.

(3.) Before April 2005 the Public Investment Commissioners.

(4.) As taken from the national income (and production) accounts.

(5.) Namely deposits with the SA Reserve Bank (including coin liabilities),
     Corporation for Public Deposits, banks, the Land Bank, mutual banks and the
     Postbank.

(6.) Non-marketable bonds and other Treasury bills.

(7.) Members' interest in the reserves of retirement and all insurance funds.

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 71

South African Reserve Bank
--------------------------------------------------------------------------------
NATIONAL FINANCIAL ACCOUNT
FLOW OF FUNDS FOR THE SECOND QUARTER 2005(1)

R millions

---------------------------------------------------------------------------------------------------------------------------------
                                                                             Financial intermediaries
       Sectors                                  ---------------------------------------------------------------------------------
       -------                                                       Other            Public       Insurers and       Other
                                     Foreign        Monetary        monetary        Investment      retirement      financial
                                     sector        authority    institutions(2)   Corporation(3)       funds       institutions
                                -------------------------------------------------------------------------------------------------
Transaction items                  S        U       S       U       S       U       S        U       S       U       S       U
---------------------------------------------------------------------------------------------------------------------------------

 1. Net saving(4) .............  15 333             304           - 876                               779           3 785
 2. Consumption of fixed
    capital (4) ...............                       6             966                                19             106
 3. Capital transfers .........      22      60
 4. Gross capital
    formation(4) ..............                              25            1 058                                7             454
---------------------------------------------------------------------------------------------------------------------------------
 5. Net lending (+)/net
    borrowing (-) (S) .........  15 295             285           - 968                               791           3 437
 6. Net financial investment
    (+) or (-) (U) ............          15 295             285            - 968                              791           3 437
---------------------------------------------------------------------------------------------------------------------------------
 7. Net incurrence of financial
    liabilities
    (Total S 9 - 32) ..........  14 447          25 002          50 014           13 337           16 145          11 059
 8. Net acquisition of
    financial assets
    (Total U 9 - 32) ..........          29 742          25 287           49 046           13 337          16 936          14 496
---------------------------------------------------------------------------------------------------------------------------------
 9. Gold and other foreign
    reserves ..................  19 090                  19 090
10. Cash and demand
    monetary (5) deposits .....         - 3 215  20 941     - 1   9 378     128             4 333           3 283             967
11. Short/medium-term
    monetary (5) deposits .....         - 1 605                  15 504                   - 1 428         - 2 399           7 947
12. Long-term monetary(5)
    deposits ..................         - 1 186      54          12 471                   - 1 848           2 083           7 322
13. Deposits with other
    financial institutions ....             384                           - 294             1 828           2 273  19 737
14. Deposits with other
    institutions .............. - 4 178                                  - 4 570  13 337        5       5  11 509             217
15. Treasury bills ............                             308            2 033            - 722             358             481
16. Other bills ...............   7 499                   7 603 - 1 627      701          - 1 037     - 1    - 71   - 245   4 760
17. Bank loans and advances ...    - 77         - 2 440 - 5 489   - 183    9 363                        4             121
18. Trade credit and
    short-term loans ..........     385   9 672   1 493   - 342   9 637      176                      590   - 117 - 1 689 - 9 712
19. Short-term government
    bonds .....................                           4 806               61            1 505             828         - 4 609
20. Long-term government
    bonds .....................           1 937           4 288            2 400            4 981           5 335             643
21. Non-marketable government
    bonds(6) ..................             178           - 148
22. Securities of local
    governments ...............     - 6                                     - 22             - 55              30              34
23. Securities of public
    enterprises ...............       2 - 2 249   - 316                    - 688              755           1 365     561    - 47
24. Other loan stock and
    preference shares .........     393   1 526                     421    4 855              922   - 139   3 417    - 20   3 418
25. Ordinary shares ........... - 2 564  17 457                   1 509    2 023            2 253 - 1 290 - 9 678          13 862
26. Foreign branch/head office
    balances ..................
27. Long-term loans ...........   1 307     624                                                      - 18   1 698   2 228   1 947
28. Mortgage loans ............     784                                   29 943                            - 213              25
29. Interest in retirement and
    life funds(7) .............             100                                                    13 419
30. Amounts
    receivable/payable ........ - 7 278   3 660     313      20   2 126  - 3 383               33   1 217     435     482 - 8 727
31. Other assets/
    liabilities ...............    -910   2 459   4 957 - 4 848     583    5 990            1 812   2 269 - 2 900 - 9 837 - 3 774
32. Balancing item ............                                     195      330                       89   - 300   - 279   - 258
---------------------------------------------------------------------------------------------------------------------------------

S = SOURCES, i.e. net increase in liabilities at transaction value.

U = USES, i.e. net increase in assets at transaction value.

KB230

(1.) A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

(2.) Including mutual banks and the Postbank.

(3.) Before April 2005 the Public Investment Commissioners.

(4.) As taken from the national income (and production) accounts.

(5.) Namely deposits with the SA Reserve Bank (including coin liabilities),
     Corporation for Public Deposits, banks, the Land Bank, mutual banks and the
     Postbank.

(6.) Non-marketable bonds and other Treasury bills.

(7.) Members' interest in the reserves of retirement and all insurance funds.

--------------------------------------------------------------------------------
72                                                 Quarterly Bulletin March 2007

South African Reserve Bank
--------------------------------------------------------------------------------
NATIONAL FINANCIAL ACCOUNT (CONTINUED)
FLOW OF FUNDS FOR THE SECOND QUARTER 2005(1)

R millions

-----------------------------------------------------------------------------------------------------------------------------------
                                        General government         Corporate business enterprises
      Sectors                   -------------------------------- ----------------------------------
      -------                        Central
                                       and
                                    provincial        Local           Public           Private        Households,
                                   governments     governments        sector            sector            etc.           Total
                                ----------------------------------------------------------------------------------------------------
Transaction items                   S        U       S       U       S       U         S      U         S      U        S      U
------------------------------------------------------------------------------------------------------------------------------------

 1. Net saving(4)               - 2 724          - 1 642              981             - 60            8 094          23 974
 2. Consumption of fixed
    capital (4) ...............   4 361            2 999            5 791           26 077            6 585          46 910
 3. Capital transfers .........            7 081     580            5 825                1        8     735      14   7 163    7 163
 4. Gross capital
    formation(4) ..............   4 995           5 052            7 202            42 740           9 351           70 884
------------------------------------------------------------------------------------------------------------------------------------
 5. Net lending (+)/net
    borrowing (-) (S) .........- 10 439          - 3 115            5 395         - 16 730            6 049              --
 6. Net financial investment
    (+) or (-) (U) ............         - 10 439         - 3115              5395          - 16 730           6 049               --
------------------------------------------------------------------------------------------------------------------------------------
 7. Net incurrence of financial
    liabilities
    (Total S 9 - 32) ..........  22 856              683         - 11 071            - 358           28 377         170 491
 8. Net acquisition of
    financial assets
    (Total U 9 - 32) ..........           12 417         - 2 432           - 5676          - 17 088          34 426          170 491
------------------------------------------------------------------------------------------------------------------------------------
 9. Gold and other foreign
    reserves ..................                                                                                      19 090   19 090
10. Cash and demand
    monetary (5) deposits .....            9 276           1 056              595             4 178           9 719  30 319   30 319
11. Short/medium-term
    monetary (5) deposits .....            1 388             367              621             5 948           4 665  15 504   15 504
12. Long-term monetary(5)
    deposits ..................              353           - 333              206             6 719           - 791  12 525   12 525
13. Deposits with other
    financial institutions ....                               79              781             9 972           4 714  19 737   19 737
14. Deposits with other
    institutions ..............            1 166                       13      13  - 1 006    - 231              62   8 171    8 171
15. Treasury bills ............   4 500                                                       2 042                   4 500    4 500
16. Other bills ...............              233                    - 387      68    1 247  - 5 771                   6 486    6 486
17. Bank loans and advances ... - 8 376            1 792               55            4 550            8 428           3 874    3 874
18. Trade credit and
    short-term loans ..........   - 360       74   4 847   1 382  - 3 919     246 - 13 161  - 7 054 - 3 789   - 291 - 5 966  - 5 966
19. Short-term government
    bonds .....................     913                                        14           - 1 690             - 2     913      913
20. Long-term government
    bonds .....................  16 176                     - 39               30           - 3 396             - 3  16 176   16 176
21. Non-marketable government
    bonds(6) ..................   4 169                                                                       4 139   4 169    4 169
22. Securities of local
    governments ...............                    - 189                        6             - 195               7  - 195     - 195
23. Securities of public
    enterprises ...............                3              13  - 1 455   - 362                                 2 - 1 208  - 1 208
24. Other loan stock and
    preference shares .........                               15       48      23   11 190  - 2 283                  11 893   11 893
25. Ordinary shares ...........              326                    3 339       1   15 567  - 9 232           - 451  16 561   16 561
26. Foreign branch/head office
    balances ..................
27. Long-term loans ...........     126      397   - 217    - 23      977     130      823      450      54      57   5 280    5 280
28. Mortgage loans ............                            - 679       12          - 7 448           35 728          29 076   29 076
29. Interest in retirement and
    life funds(7) .............                                              - 46               808          12 557  13 419   13 419
30. Amounts receivable/
    payable ...................   2 094    1 495   - 262          - 2 914   - 230 - 11 902 - 15 271 - 5 844        - 21 968 - 21 968
31. Other assets/
    liabilities ...............   3 461  - 1 970 - 5 216 - 3 952  - 6 630  - 7579      845  - 1 958 - 6 200      42- 16 678 - 16 678
32. Balancing item ............     153    - 324    - 72   - 318    - 210   - 193  - 1 063    - 124                 - 1 187  - 1 187
------------------------------------------------------------------------------------------------------------------------------------

S = SOURCES, i.e. net increase in liabilities at transaction value.

U = USES, i.e. net increase in assets at transaction value.

KB231

(1.) A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

(2.) Including mutual banks and the Postbank.

(3.) Before April 2005 the Public Investment Commissioners.

(4.) As taken from the national income (and production) accounts.

(5.) Namely deposits with the SA Reserve Bank (including coin liabilities),
     Corporation for Public Deposits, banks, the Land Bank, mutual banks and the
     Postbank.

(6.) Non-marketable bonds and other Treasury bills.

(7.) Members' interest in the reserves of retirement and all insurance funds.

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 73

South African Reserve Bank
--------------------------------------------------------------------------------

NATIONAL FINANCIAL ACCOUNT
FLOW OF FUNDS FOR THE THIRD QUARTER 2005(1)

R millions

-----------------------------------------------------------------------------------------------------------------------------------
                                                                       Financial intermediaries
      Sectors                                     ---------------------------------------------------------------------------------
      -------                                                           Other           Public       Insurers and         Other
                                       Foreign        Monetary        monetary        Investment      retirement       financial
                                       sector         authority    institutions(2)  Corporation(3)       funds        institutions
                                   ------------------------------------------------------------------------------------------------
Transaction items                     S       U       S       U       S       U       S       U       S       U       S       U
-----------------------------------------------------------------------------------------------------------------------------------

 1. Net saving(4) ...............   17 526             456           - 907                          1 615           1 836
 2. Consumption of fixed
    capital (4) .................                        6             976                             19             108
 3. Capital transfers ...........       24      86
 4. Gross capital formation(4) ..                               11             604                             10              554
 ----------------------------------------------------------------------------------------------------------------------------------
 5. Net lending (+)/net
    borrowing (-) (S) ...........   17 464             451           - 535                          1 624           1 390
 6. Net financial investment
    (+) or (-) (U) ..............           17 464             451           - 535                          1 624            1 390
 ----------------------------------------------------------------------------------------------------------------------------------
 7. Net incurrence of financial
    liabilities
    (Total S 9 - 32) ............   39 760           - 329          86 763         22 916          29 097          19 986
 8. Net acquisition of
    financial assets
    (Total U 9 - 32) ............           57 224             122          86 228         22 916          30 721           21 376
 ----------------------------------------------------------------------------------------------------------------------------------
 9. Gold and other foreign
    reserves ....................    4 607                   4 607
10. Cash and demand
    monetary (5) deposits .......            3 180   8 472      55  47 480     378            476           1 528            6 051
11. Short/medium-term
    monetary (5) deposits .......              957                  13 277                 10 929           8 893            3 656
12. Long-term monetary(5)
    deposits ....................          - 2 083    - 54         - 5 822                - 9 755         - 1 676            2 407
13. Deposits with other
    financial institutions ......             - 18                           - 455             36             989  16 465
14. Deposits with other
    institutions ................   23 518                                  22 731 22 916     222     222  18 432              993
15. Treasury bills                                           - 244         - 1 167          2 360           - 353            - 216
16. Other bills .................    - 771                    - 90   4 388   - 294          - 808     200     742     - 3    3 448
17. Bank loans and advances .....    2 054         - 3 963    - 89   - 115  13 370                    - 4             132
18. Trade credit and
    short-term loans                 3 014  10 948 - 1 100     134   5 612   2 132                  3 621   2 681   - 248    2 213
19. Short-term government
    bonds .......................              - 5           - 140         - 1 319        - 1 662           - 806            - 476
20. Long-term government bonds ..          - 2 664                           4 533          9 466           8 460              896
21. Non-marketable government
    bonds(6) ....................            1 205           - 121
22. Securities of local
    governments .................                                               13             19              27               43
23. Securities of public
    enterprises .................      - 1 - 1 354   1 714                   3 259            332             907     662    1 022
24. Other loan stock and
    preference shares ...........    2 348   5 315                     607 - 1 270          1 445      92   2 565       8    1 020
25. Ordinary shares                  2 897  45 235                  33 945   - 843          3 115     140   1 639           18 299
26. Foreign branch/head office
    balances
27. Long-term loans .............    1 790   1 252                                                  2 004 - 7 079 - 3 070      888
28. Mortgage loans                      54                                  34 615                            218            - 351
29. Interest in retirement and
    life funds(7) ...............              130                                                 13 100
30. Amounts receivable/payable ..  - 5 655 - 5 931   - 135      25 - 3 663   9 545             49 - 3 938 - 2 900 - 3 018  - 5 151
31. Other assets/liabilities ....    5 905   1 057 - 5 263 - 4 015 - 8 709   1 000          6 692  13 495 - 3 410   8 794 - 13 275
32. Balancing item ..............                                    - 237                            165   - 136     264     - 91
----------------------------------------------------------------------------------------------------------------------------------

S = SOURCES, i.e. net increase in liabilities at transaction value.

U = USES, i.e. net increase in assets at transaction value.

KB230

(1.) A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

(2.) Including mutual banks and the Postbank.

(3.) Before April 2005 the Public Investment Commissioners.

(4.) As taken from the national income (and production) accounts.

(5.) Namely deposits with the SA Reserve Bank (including coin liabilities),
     Corporation for Public Deposits, banks, the Land Bank, mutual banks and the
     Postbank.

(6.) Non-marketable bonds and other Treasury bills.

(7.) Members'interest in the reserves of retirement and all insurance funds.

--------------------------------------------------------------------------------
74                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

NATIONAL FINANCIAL ACCOUNT (CONTINUED)
FLOW OF FUNDS FOR THE THIRD QUARTER 2005(1)

R millions

-----------------------------------------------------------------------------------------------------------------------------------
                                        General government         Corporate business enterprises
       Sectors                  -------------------------------- ----------------------------------
       -------                       Central
                                       and
                                    provincial        Local           Public           Private        Households,
                                   governments     governments        sector            sector             etc.          Total
                                ----------------------------------------------------------------------------------------------------
Transaction items                   S        U       S       U       S       U         S      U         S      U        S      U
------------------------------------------------------------------------------------------------------------------------------------

 1. Net saving(4) ............      802         - 5 485            2 390             7678            - 826           25 085
 2. Consumption of fixed
    capital(4) ...............    4 500           3 115            5 889           26 846            6 804           48 263
 3. Capital transfers ........            4 578   1 849            1 949               22        8     844      16    4 688    4 688
 4. Gross capital
    formation(4) .............           5 384           4 939            8 195            43 380          10 271            73 348
 -----------------------------------------------------------------------------------------------------------------------------------
 5. Net lending (+)/net
    borrowing (-) (S) ........  - 4 660         - 5 460            2 033          - 8 842          - 3 465                -
 6. Net financial investment
    (+) or (-) (U) ...........          - 4 660         - 5 460            2 033           - 8 842         - 3 465                 -
 -----------------------------------------------------------------------------------------------------------------------------------
 7. Net incurrence of                                                                                                      -
    financial liabilities
    (Total S 9 - 32) .........   14 365           1 667          - 7 720           20 678           24 985          252 168
 8. Net acquisition of
    financial assets
    (Total U 9 - 32) .........            9 705         - 3 793          - 5 687            11 836          21 520           252 168
 -----------------------------------------------------------------------------------------------------------------------------------
 9. Gold and other foreign                                                                                                 -
    reserves .................                                                                                        4 607    4 607
10. Cash and demand monetary
    (5) deposits .............           10 586             321              921            23 282           9 174   55 952   55 952
11. Short/medium-term
    monetary(5) deposits .....            3 609         - 1 196          - 5 547           - 5 222         - 2 802   13 277   13 277
12. Long-term monetary(5)
    deposits .................            - 718           - 555            4 525             - 214           2 193  - 5 876  - 5 876
13. Deposits with other
    financial institutions ...                             - 14              101            11 196           4 630   16 465   16 465
14. Deposits with other
    institutions .............            - 389                       73  -  449  - 4 009    1 145              35   42 720   42 720
15. Treasury bills ...........    - 300                                                      - 680                   -  300   -  300
16. Other bills ..............            - 560                    - 126     836    2 555    2 969                    6 243    6 243
17. Bank loans and advances ..      319           - 492              456            7 583            7 311           13 281   13 281
18. Trade credit and
    short-term loans .........      140    - 65 - 1 572     279  - 3 072     730    4 454  - 9 574   - 286   1 085   10 563   10 563
19. Short-term government
    bonds ....................       43                                      267             4 191             - 7       43       43
20. Long-term government bonds   12 096                                      715           - 9 315               5   12 096   12 096
21. Non-marketable
    government bonds(6) ......  - 2 773                                                                    - 3 857  - 2 773  - 2 773
22. Securities of local
    governments ..............                     - 50                       13             - 166               1    -  50    -  50
23. Securities of public
    enterprises ..............               68            - 22    2 102     275               - 3             - 7    4 477    4 477
24. Other loan stock and
    preference shares ........               75              13      369   1 154    7 007      114                   10 431   10 431
25. Ordinary shares ..........                                    13 025       1   15 812  - 1 766             139   65 819   65 819
26. Foreign branch/head office
    balances
27. Long-term loans ..........    1 196   1 393     389    - 21    - 327   - 275  - 5 003      962   - 307  -  448  - 3 328  - 3 328
28. Mortgage loans ...........                              510       31            8 733           26 174           34 992   34 992
29. Interest in retirement and
    life funds(7) ............                                             1 210               389          11 371   13 100   13 100
30. Amounts receivable
    /payable .................      274      30   - 184          - 8 801 - 5 334    6 394 - 13 526 - 4 467       - - 23 193 - 23 193
31. Other assets
    /liabilities .............    3 277 - 3 993   3 432 - 2 831 - 11 337 - 4 623 - 21 806    7 738 - 3 440       8 - 15 652 - 15 652
32. Balancing item ...........       93   - 331     144   - 277   -  113   - 207  - 1 042      316                   -  726   -  726
------------------------------------------------------------------------------------------------------------------------------------

S = SOURCES, i.e. net increase in liabilities at transaction value.

U = USES, i.e. net increase in assets at transaction value.

KB231

(1.) A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

(2.) Including mutual banks and the Postbank.

(3.) Before April 2005 the Public Investment Commissioners.

(4.) As taken from the national income (and production) accounts.

(5.) Namely deposits with the SA Reserve Bank (including coin liabilities),
     Corporation for Public Deposits, banks, the Land Bank, mutual banks and the
     Postbank.

(6.) Non-marketable bonds and other Treasury bills.

(7.) Members' interest in the reserves of retirement and all insurance funds.

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 75

South African Reserve Bank
--------------------------------------------------------------------------------

NATIONAL FINANCIAL ACCOUNT
FLOW OF FUNDS FOR THE FOURTH QUARTER 2005(1)

R millions

--------------------------------------------------------------------------------------------------------------------------------
                                                                            Financial intermediaries
       Sectors                                  --------------------------------------------------------------------------------
       -------                                                       Other          Public      Insurers and         Other
                                     Foreign        Monetary        monetary      Investment      retirement        financial
                                     sector         authority   institutions(2) Corporation(3)     funds         institutions
                                ------------------------------------------------------------------------------------------------
Transaction items                  S        U       S       U       S       U       S        U     S       U       S       U
--------------------------------------------------------------------------------------------------------------------------------

1.  Net saving(4).............   14 791             472           2 881                            317            4 719
2.  Consumption of fixed
    capital(4).................                       7             985                             20              109
3.  Capital transfers..........      25      65
4.  Gross capital
    formation(4)...............                              23          1 152                               2               544
--------------------------------------------------------------------------------------------------------------------------------
5.  Net lending (+)/net
    borrowing (-) (S)..........  14 751             456           2 714                            335            4 284
6.  Net financial investment
    (+) or (-) (U).............          14 751             456           2 714                             335            4 284
--------------------------------------------------------------------------------------------------------------------------------
7.  Net incurrence of
    financial liabilities
    (Total S 9 - 32)...........   5 492           4 442          41 215          8 730          12 484            3 074
8.  Net acquisition of
    financial assets
    (Total U 9 - 32)...........          20 243           4 898          43 929          8 730           12 819            7 358
--------------------------------------------------------------------------------------------------------------------------------
9.  Gold and other foreign
    reserves...................   6 654                   6 654
10. Cash and demand monetary(5)
    deposits...................         - 2 214  13 471     326  12 749   4 244        - 2 623            - 546         - 10 967
11. Short/medium-term
    monetary(5) deposits .....          - 5 577              31  27 348                  2 183               95            6 161
12. Long-term monetary(5)
    deposits .................            2 931      16          14 832                    789              686          - 2 750
13. Deposits with other
    financial institutions ...              - 1                         - 1 108          3 812            - 591  11 037
14. Deposits with other
    institutions .............  - 7 414                                 - 6 097  8 732       4       4    8 142              245
15. Treasury bills ...........                              165           1 201        - 1 790               87              233
16. Other bills ..............       44                     245 - 3 333   - 702            856     498    - 295          - 4 427
17. Bank loans and advances ..    - 792         - 8 517 - 1 052 - 1 067  17 218                    - 1            1 239
18. Trade credit and
    short-term loans .........    - 622  18 704   - 219   - 109 - 2 096   5 381                - 3 022 - 10 320 - 7 676    1 533
19. Short-term government
    bonds ....................                              481             136          4 955               21            2 776
20. Long-term government
    bonds ....................            - 816           - 500           - 681          - 466            6 706            3 963
21. Non-marketable government
    bonds(6) .................              471              10
22. Securities of local
    governments ..............        6                                      85                           - 376               59
23. Securities of public
    enterprises ..............     - 31 - 2 040   1 466                   1 557             73              660     880      270
24. Other loan stock and
    preference shares ........      388    - 30                   - 706 - 1 714            168   - 560    4 085    - 23    2 767
25. Ordinary shares ..........    7 681  14 291                     291 - 2 295          1 510      39 - 28 359            1 452
26. Foreign branch/head office
    balances .................
27. Long-term loans ...........   - 904   1 750                                                    - 9    5 574   - 712    - 186
28. Mortgage loans ............     210                                  32 808                               2             - 16
29. Interest in retirement and
    life funds(7) .............             139                                                 11 491
30. Amounts receivable/
    payable ................... - 2 676 - 1 172     251      11 - 2 613 - 6 098    - 1    - 32   5 814   14 730     775    3 793
31. Other assets/liabilities ..   2 948 - 6 193 - 2 026 - 1 364 - 3 892     - 8    - 1   - 709 - 1 578   12 389 - 2 335    2 339
32. Balancing item ............                                   - 298       2                  - 192      129   - 111      113
--------------------------------------------------------------------------------------------------------------------------------

S = SOURCES, i.e. net increase in liabilities at transaction value.

U = USES, i.e. net increase in assets at transaction value.

KB230

(1.) A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

(2.) Including mutual banks and the Postbank.

(3.) Before April 2005 the Public Investment Commissioners.

(4.) As taken from the national income (and production) accounts.

(5.) Namely deposits with the SA Reserve Bank (including coin liabilities),
     Corporation for Public Deposits, banks, the Land Bank, mutual banks and the
     Postbank.

(6.) Non-marketable bonds and other Treasury bills.

(7.) Members' interest in the reserves of retirement and all insurance funds.

--------------------------------------------------------------------------------
76                                                 Quarterly Bulletin March 2007

                                                      South African Reserve Bank
--------------------------------------------------------------------------------

NATIONAL FINANCIAL ACCOUNT (CONTINUED)
FLOW OF FUNDS FOR THE FOURTH QUARTER 2005(1)

R millions

------------------------------------------------------------------------------------------------------------------------------------
                                        General government        Corporate business enterprises
        Sectors                  ------------------------------ ---------------------------------
        -------                       Central
                                        and
                                    provincial       Local          Public           Private         Households,
                                   governments    governments       sector            sector             etc.             Total
                                 ---------------------------------------------------------------------------------------------------
Transaction items                   S       U       S       U       S       U         S      U         S      U        S      U
------------------------------------------------------------------------------------------------------------------------------------

 1. Net saving(4)............... 18 007         - 4 713           1 136          - 2 355           - 9 553           25 702
 2. Consumption of fixed
    capital(4) .................  4 570           3 165           5 959           27 640             6 916           49 371
 3. Capital transfers ..........          4 293   1 692           1 679               12        9      975       16   4 383    4 383
 4. Gross capital
    formation(4) ...............          5 818           4 988           8 348            43 425            10 773           75 073
------------------------------------------------------------------------------------------------------------------------------------
 5. Net lending (+)/net
    borrowing (-) (S) .......... 12 466         - 4 844             426         - 18 137          - 12 451               --
 6. Net financial investment
    (+) or (-) (U) .............         12 466         - 4 844             426          - 18 137          - 12 451               --
------------------------------------------------------------------------------------------------------------------------------------
 7. Net incurrence of
    financial liabilities
    (Total S 9 - 32) ........... 14 021           2 347         - 2 678           44 469            36 382          169 978
 8. Net acquisition of
    financial assets
    (Total U 9 - 32) ...........         26 487         - 2 497         - 2 252            26 332            23 931          169 978
------------------------------------------------------------------------------------------------------------------------------------
 9. Gold and other foreign
    reserves                                                                                                          6 654    6 654
10. Cash and demand
    monetary(5) deposits .......         20 849           5 007           5 131             6 942                71  26 220   26 220
11. Short/medium-term
    monetary(5) deposits .......          1 888             371           - 523            17 504             5 215  27 348   27 348
12. Long-term monetary(5)
    deposits ...................        - 2 028           - 575           - 832            16 400               227  14 848   14 848
13. Deposits with other
    financial institutions .....                            985             241             6 411             1 288  11 037   11 037
14. Deposits with other
    institutions ...............           - 83                    - 46      78    - 606  - 1 734               115     670      670
15. Treasury bills .............      2                                                       106                         2        2
16. Other bills ................          - 309                      67 - 1 825  - 3 711       22                   - 6 435  - 6 435
17. Bank loans and advances ....  1 006           1 407           - 553           12 857            10 587           16 166   16 166
18. Trade credit and
    short-term loans ...........   - 95     273 - 1 614 - 1 080   1 052     891   21 498  - 4 856    2 495    - 716   9 701    9 701
19. Short-term government
    bonds ......................    299                       9              26           - 8 103               - 2     299      299
20. Long-term government bonds    8 002                    - 10              79             - 271               - 2   8 002    8 002
21. Non-marketable government
    bonds(6) ...................    546                                                                          65     546      546
22. Securities of local
    governments ................                  - 251                      60              - 76                 3   - 245    - 245
23. Securities of public
    enterprises ................             84                 - 1 756                      - 33              - 12     559      559
24. Other loan stock and
    preference shares ..........             55           - 193   2 319 - 1 051    3 021      352                     4 439    4 439
25. Ordinary shares ............          4 931                   6 834       2  - 8 333   14 916                64   6 512    6 512
26. Foreign branch/head office
    balances
27. Long-term loans ............    363 - 1 138   - 258    - 20   - 952      50    7 048  - 1 442       26       14   4 602    4 602
28. Mortgage loans .............                            945      70            7 166            26 293           33 739   33 739
29. Interest in retirement and
    life funds(7) ..............                                          - 140               313            11 179  11 491   11 491
30. Amounts
    receivable/payable .........  4 208    - 59   4 125         - 9 807 - 4 593    6 222  - 3 301  - 3 019            3 279    3 279
31. Other assets/liabilities ...  - 232   1 768 - 1 046 - 7 702      70     116    - 997 - 16 147             6 422 - 9 089  - 9 089
32. Balancing item .............   - 78     256    - 16   - 234      24      38      304    - 671                     - 367    - 367
------------------------------------------------------------------------------------------------------------------------------------

S = SOURCES, i.e. net increase in liabilities at transaction value.

U = USES, i.e. net increase in assets at transaction value.

KB231

(1.) A negative amount reflects a decrease in that item. In the case of liabilities (sources) it denotes a reduction in the available sources of funds and in the case of assets (uses) it indicates an additional source of funds.

(2.) Including mutual banks and the Postbank.

(3.) Before April 2005 the Public Investment Commissioners.

(4.) As taken from the national income (and production) accounts.

(5.) Namely deposits with the SA Reserve Bank (including coin liabilities),
     Corporation for Public Deposits, banks, the Land Bank, mutual banks and the
     Postbank.

(6.) Non-marketable bonds and other Treasury bills.

(7.) Members' interest in the reserves of retirement and all insurance funds.

--------------------------------------------------------------------------------
Quarterly Bulletin March 2007                                                 77

South African Reserve Bank
--------------------------------------------------------------------------------

NOTES TO TABLES

PUBLIC INVESTMENT CORPORATION - TABLE S-35

The balance sheet of the Public Investment Corporation, previously published at book value, has been amended to reflect market values, effective from March
2002.

OFFICIAL PENSION FUNDS - TABLE S-41

The balance sheet of the official pension funds has been revised, effective from
March 2002, to reflect market values as reported by the Public Investment
Corporation. The Public Investment Corporation invests funds on behalf of public-sector entities, including the Government Employees Pension Fund.

--------------------------------------------------------------------------------
78                                              Quarterly Bulletin March 2007